 Filed Pursuant to Rule 424(b)(5)
 Registration Number 333-224313
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated May 23, 2018
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated May 21, 2018)
$
    % SENIOR NOTES DUE            , 2023

We are offering $     million aggregate principal amount of our     % Senior Notes due            , 2023 (the “Notes”). We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $     aggregate principal amount of the Notes. The Notes will bear interest from            ,2018 at a rate of      % per year. The Notes will mature on            , 2023. Interest on the Notes will be payable quarterly in arrears on the 30th day of March, June, September and December of each year, commencing on September 30, 2018. We may redeem the Notes at our option, in whole or in part, at any time on or after June   , 2020 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described in “Description of Notes — Optional Redemption”.
The Notes will be our unsecured obligations. The Notes will not be guaranteed by any of our subsidiaries. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Notes will be issued in minimum denominations of  $25.00 and integral multiples of  $25.00 in excess thereof.

An investment in the Notes involves risks. See the section titled “Risk Factors” of this prospectus supplement beginning on page S-19 to read about factors you should consider before buying the Notes. You should also consider the risk factors described in the documents incorporated by reference in this prospectus.

	Per Note	Total
Public offering price(1)(2)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to us(3)	$	$

(1)
Plus accrued interest from May   , 2018 if settlement occurs after such date.

(2)
We have agreed to reimburse the underwriters for certain legal expenses incurred in connection with the offering. See “Underwriting”. We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $     aggregate principal amount of the Notes. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be $     and total proceeds to us less expenses will be $     .

(3)
We shall pay all underwriting discounts and commissions as well as any fees and expense related to this offering with cash on hand.

We will apply for the listing of the Notes on the New York Stock Exchange (“NYSE”) under the symbol “   ”. If approved for listing, trading on NYSE is expected to commence within 30 days after the Notes are first issued.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect that delivery of the Notes will be made to investors on or about May   , 2018 through the book-entry system of The Depository Trust Company for the accounts of its participants.

Joint Book-Running Managers
MORGAN STANLEY	STIFEL
JEFFERIES
Co-Manager
B. RILEY FBR
The date of this prospectus supplement is May   , 2018.

Prospectus Supplement
Base Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which we are offering and selling the Notes. The second part is the accompanying base prospectus dated May 21, 2018, which contains and incorporates by reference important business and financial information about us and other information about the offering. All references in this prospectus supplement to this “prospectus” refer to this prospectus supplement together with the accompanying base prospectus.
Any statement made in the prospectus or in a document incorporated or deemed to be incorporated by reference into the prospectus will be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into the prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to constitute a part of the prospectus except as so modified or superseded.
As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written request to International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York, 10016. See “Where You Can Find Additional Information”.
You should rely only on the information contained in or incorporated by reference in the prospectus. We have not authorized any person to provide information other than that provided in this prospectus and the documents incorporated by reference. We are not making an offer to sell the Notes in any state or other jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only as of their respective dates, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.
Unless context indicates otherwise, including in any document incorporated by reference, references to “INSW”, “we”, “us” or “our”, refer to International Seaways, Inc. and its subsidiaries and joint venture interests.
ALTERNATIVE SETTLEMENT CYCLE
It is expected that delivery of the Notes will be made against payment therefor on or about May   , 2018, which will be the third business day following the date hereof  (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the next 3 trading days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus supplement and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements other than statements of historical facts should be considered forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Such forward-looking statements represent our reasonable expectation with respect to future events or circumstances based on various factors and are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in these statements. You should not place undue reliance on any forward-looking statements and should consider the following factors, as well as the factors discussed elsewhere in this prospectus supplement, including under “Risk Factors,” when reviewing such statement. We believe that these factors include, but are not limited to:
•
the highly cyclical nature of INSW’s industry;

•
fluctuations in the market value of vessels;

•
declines in charter rates, including spot charter rates or other market deterioration;

•
an increase in the supply of vessels without a commensurate increase in demand;

•
the impact of adverse weather and natural disasters;

•
the adequacy of INSW’s insurance to cover its losses, including in connection with maritime accidents or spill events;

•
constraints on capital availability;

•
changing economic, political and governmental conditions in the United States and/or abroad and general conditions in the oil and natural gas industry;

•
changes in fuel prices;

•
acts of piracy on ocean-going vessels;

•
terrorist attacks and international hostilities and instability;

•
the impact of public health threats and outbreaks of highly communicable diseases;

•
the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future;

•
the Company’s ability to generate sufficient cash to service its indebtedness and to comply with debt covenants;

•
the Company’s ability to make additional capital expenditures to expand the number of vessels in its fleet, and to maintain all of its vessels and to comply with existing and new regulatory standards;

•
the availability and cost of third party service providers for technical and commercial management of the Company’s fleet;

•
fluctuations in the contributions of the Company’s joint ventures to its profits and losses;

•
the Company’s ability to renew its time charters when they expire or to enter into new time charters;

S-iii

•
termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates and the ability of such commercial pools to pursue a profitable chartering strategy;

•
competition within the Company’s industry and INSW’s ability to compete effectively for charters with companies with greater resources;

•
the loss of a large customer or significant business relationship;

•
the Company’s ability to realize benefits from its past acquisitions or acquisitions or other strategic transactions it may make in the future;

•
the Company’s ability to complete the previously announced transaction to acquire six VLCC tankers from Euronav;

•
increasing operating costs and capital expenses as the Company’s vessels age, including increases due to limited shipbuilder warranties or the consolidation of suppliers;

•
the Company’s ability to replace its operating leases on favorable terms, or at all;

•
changes in credit risk with respect to the Company’s counterparties on contracts;

•
the failure of contract counterparties to meet their obligations;

•
the Company’s ability to attract, retain and motivate key employees;

•
work stoppages or other labor disruptions by employees of INSW or other companies in related industries;

•
unexpected drydock costs;

•
the potential for technological innovation to reduce the value of the Company’s vessels and charter income derived therefrom;

•
the impact of an interruption in or failure of the Company’s information technology and communication systems upon the Company’s ability to operate;

•
seasonal variations in INSW’s revenues;

•
government requisition of the Company’s vessels during a period of war or emergency;

•
the Company’s compliance with complex laws, regulations and in particular, environmental laws and regulations, including those relating to the emission of greenhouse gases and ballast water treatment;

•
any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery or corruption;

•
the impact of litigation, government inquiries and investigations;

•
governmental claims against the Company;

•
the arrest of INSW’s vessels by maritime claimants;

•
changes in laws, treaties or regulations; and

•
the impact that Brexit might have on global trading parties.

The factors identified above should not be construed as exhaustive list of factors that could affect our future results, and should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus supplement. The forward-looking statements made in this prospectus supplement are made only as of the date of this prospectus supplement. The forward-looking statements made in documents incorporated by reference into this prospectus supplement are made only as of the date of such documents. We do not undertake any obligation to publicly update or review any forward-looking
S-iv

statement except as required by law, whether as a result of new information, future developments or otherwise. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus supplement that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.
You should refer to our periodic and current reports filed with the Commission for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.
S-v

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement and related base prospectus (collectively, the “prospectus”). It may not contain all the information that may be important to you, or that you should consider before deciding whether to invest in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” included herein and incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 12, 2018 (the “Form 10-K”), as updated by our Current Report on Form 8-K filed with the Commission on May 14, 2018, and from our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2018, filed with the Commission on May 7, 2018 (the “Form 10-Q”) and the consolidated financial statements and the related notes incorporated herein, before making an investment decision. A glossary of shipping terms that can be used as a reference when reading this prospectus can be found in the section entitled “Glossary” incorporated by reference from the Form 10-K.
Our Company
We are a leading provider of ocean transportation services in the International Flag market for crude oil and refined petroleum products. We currently own or operate a fleet of 49 vessels, including 43 conventional tankers and, through joint ventures, ownership interests in two floating storage and offloading vessels (“FSOs”) and four liquefied natural gas (“LNG”) carriers. We serve a diverse group of customers, including major independent and state-owned oil companies, oil traders and refinery operators, and we believe we have a reputation in the industry for excellent service. We have a long history of shipping operations dating back to our initial incorporation in 1957, and were recently spun-off as an independent NYSE-listed public company on November 30, 2016.
Our vessel operations are organized into two segments: Crude Tankers and Product Carriers. Our 49-vessel fleet includes ULCC, VLCC, Suezmax, Aframax and Panamax crude tankers and LR1, LR2 and MR product carriers, as well as the vessels operated by our joint ventures (the “JVs”). Shipping revenues from our fleet, which were derived predominantly through spot market voyage charters, were $52 million in the first quarter of 2018 and $290 million in 2017. In addition, we received $9 million in the first quarter of 2018 and $41 million in 2017 in distributions from our interests in the JVs, which operate two FSO service vessels and four LNG carriers (together, the “JV Vessels”) under time charters expiring in 2022 (for the FSOs) and 2032 – 2033 (for the LNG carriers).
We pursue an overall chartering strategy that seeks an optimal blend of spot rate exposure and time charters. Spot market rates are highly volatile, while time charter and bareboat charter rates provide more predictable revenue streams because they are fixed for specific time periods. We actively manage the composition of our fleet through acquisitions and dispositions while maintaining an appropriate scale and age profile, with a focus on acquiring high-quality secondhand vessels. We plan to use the proceeds of this offering, together with cash on hand and funds we are raising through other transactions, to fund the announced acquisition of up to six VLCC tankers (the “Acquisition Vessels”) from Euronav NV (“Euronav”) (the “Transaction”, as described below under “— Recent Developments”), to repay a portion of our outstanding credit facility (the “Credit Facility”) and for general corporate purposes.
Our Fleet
We employ our fleet predominantly through a combination of spot market voyage charters and short- and, when available at satisfactory rates, medium-term time charters.
•
Spot Market.   Our vessels are primarily employed in the spot market through market-leading commercial pools. A spot market voyage charter is a contract to carry a specific cargo from a load port to a discharge port for either an agreed rate per ton of cargo or a specified lump-sum dollar amount. Under spot charters, we pay (or the commercial pool in which our vessel is operating pays) voyage expenses such as port, canal and bunker costs. Spot rates have historically been volatile and fluctuate due to seasonal changes and general supply and demand dynamics in the crude oil and refined products sectors. While spot market revenue can be less predictable, we believe our exposure to this market gives us the opportunity to capture enhanced cash flow and profit margins during periods when vessel demand exceeds supply, which typically leads to increases in vessel spot voyage charter rates. We participate in commercial pools because we believe they provide significant commercial advantages. Pools allow shipowners to collectively achieve scale in a particular vessel class without requiring large capital commitments from individual owners, creating an integrated system that combines vessels of similar size and capability to offer customers greater flexibility and higher service levels. The size and scope of the commercial pools in which we operate also enable us to secure greater utilization through more backhaul voyages and contracts of affreightment (“COAs”), reduced waiting time and shorter ballast voyages, thereby generating higher time charter equivalent (“TCE”) revenues than otherwise might be obtainable in the spot market. As of May 15, 2018, 36 of our 43 conventional tankers participated in the spot market, with 34 vessels participating in seven commercial pools and two vessels managed through commercial management agreements (“CMAs”). Spot market voyage charters (including vessels operating in commercial pools) constituted approximately 84% of our TCE revenues for the first quarter of 2018 and 80% of our 2017 TCE revenues.
•
Time Charter Market.   Our JV Vessels and certain of our conventional tankers are employed on longer-term time charters. During the specified contract period, time charters provide a more predictable level of revenues than spot voyage charters. Our two FSO JV Vessels have five-year service contracts that expire in July and September 2022, and our four LNG JV Vessels are employed under 25-year time charters that expire in 2032-33. We also selectively seek to place other tonnage on time charters when we can do so at what we consider attractive rates. Time charters (including the bareboat charter of one MR tanker) constituted approximately 16% of our TCE revenues for the first quarter of 2018 and 20% of our 2017 TCE revenues.

Vessel Summary
As of May 15, 2018, our operating fleet included 49 vessels, 36 of which were owned, seven of which were chartered-in, and six in which we had an ownership interest through the JVs. In addition, we have announced the planned acquisition of the Acquisition Vessels in the Transaction.
	Vessels Owned	Vessels Chartered-In(1)	Total at May 15, 2018
Vessel Fleet and Type	Number	Number	Total Vessels	Total dwt
Conventional Tanker Fleet
Crude Tankers
VLCC and ULCC	9(2)	—	9	2,884,486
Suezmax	2	—	2	316,864
Aframax	4	2	6	674,999
Panamax	8	—	8	555,504
Total	23	2	25	4,431,853
Product Carriers
LR2	1	—	1	109,999
LR1	4	—	4	297,710
MR	8	5	13	643,128
Total	13	5	18	1,050,837
Total Conventional Tanker Fleet	36	7	43	5,482,690
JV Vessels
FSO Vessels(3)	2	—	2	873,916
LNG Carriers(4)	4	—	4	864,800(5)
Total JV Vessels	6	—	6
Total Operating Fleet (including JVs)	42	7	49

	Vessels Owned	Vessels Chartered-In(1)	Total at May 15, 2018
Vessel Fleet and Type	Number	Number	Total Vessels	Total dwt
Vessels to be Acquired from Euronav
Crude Tankers
VLCC	6	—	6	1,805,850
Total	6(6)	—	6	1,805,850
Total Fleet (including acquired vessels)	48	7	55

(1)
Includes both bareboat charters and time charters, but excludes vessels chartered-in where the duration of the charter was one year or less at inception.

(2)
We entered into an agreement to sell the Seaways Laura Lynn, a ULCC built in 2003, on April 18, 2018. See “— Recent Developments — Vessel Sales” for additional information. The sale of the Seaways Laura Lynn, our sole ULCC, is contingent upon, among other matters, the closing of the Transaction.

(3)
Includes vessels where we hold only partial ownership interests through JVs. See “— Fleet List — JV Vessels”. We hold a 50% ownership interest in two FSO Vessels through separate JVs.

(4)
Includes vessels where we hold only partial ownership interests through JVs. See “— Fleet List — JV Vessels”. We hold a 49.9% ownership interest in four LNG Carriers through a JV.

(5)
LNG Carrier capacity described in cubic meters (“cbm”).

(6)
In certain circumstances, Euronav may repurchase two of the Acquisition Vessels from us. See “— Recent Developments — the Transaction”.

Competitive Strengths
Our competitive strengths position us as a leader in the International Flag tanker markets and provide us with profitable and differentiated chartering and strategic opportunities through our size and global presence.
Strong balance sheet, significant liquidity and flexible financial profile.
We have a strong balance sheet with leverage and cash break-even levels that are lower than many of our competitors, and we believe we are well-positioned to generate significant cash flows through our complementary mix of spot rate exposure and time charters. As of March 31, 2018, we had a total of approximately $543.1 million in principal amount of outstanding indebtedness, and a net loan to value ratio of approximately 45%. Our debt profile reflects limited mandatory amortization requirements prior to the maturity of our Credit Facility in 2022. As of March 31, 2018, we had total liquidity on a consolidated basis of approximately $141.1 million, comprised of  $91.1 million of cash (including $37.7 million of restricted cash that we can use to renew our fleet or to repay debt) and $50 million of undrawn revolver capacity. Following the Transaction and the associated financing transactions, including this offering, we expect to have total consolidated debt outstanding of approximately $873.2 million in principal amount, a net loan to value ratio of approximately 51% and total consolidated liquidity of approximately $187.0 million. We believe the contracted revenues on the JV Vessels, coupled with the spot rate exposure of our conventional tanker fleet, provide us with a significant ability to maintain and further strengthen our balance sheet, and have helped us to remain generally cash flow positive from operations even in the currently weak tanker market. We believe we can maintain our financial strength, flexibility and strong balance sheet, based on our conservative capital structure and our contracted revenue.
Large and diverse tanker fleet that is well-positioned to benefit from improving market fundamentals.
We own and operate one of the largest fleets of international crude and product tankers worldwide. Our fleet trades predominantly in the spot market, generally through commercial pools, which facilitate deployment of our vessels globally. Commercial pools allow shipowners to collectively achieve scale in a particular vessel class without requiring large capital commitments from any individual owner. We participate in commercial pools because we believe that combining vessels of similar size and capability in an integrated system creates scale and offers our customers greater flexibility and higher service levels and were a founding member of three of the largest commercial pools in which we participate: Tankers International (“TI”), Panamax International (“PI”) and Clean Products Tankers Alliance (“CPTA”). The size and scope of these commercial pools enable us to secure greater utilization through more backhaul voyages and COAs, reduced waiting time and shorter ballast voyages, thereby generating higher TCE revenues than otherwise might be obtainable in the spot market. As of May 15, 2018, 34 of the 43 conventional tankers we own and operate collectively participated in seven commercial pools. We have also outsourced the technical management of our existing fleet to a well-regarded third party vessel management company, which provides for low cost and significant scalability without concurrent increases in general and administrative (“G&A”) expenses, and we anticipate outsourcing the technical management of the VLCCs we expect to acquire from Euronav. We believe that our exposure to the spot market, participation in leading commercial pools and outsourced technical management systems position us to take advantage of improving market fundamentals.
Leading operator of International Flag tankers.
We are one of the largest and most experienced owners and operators of crude and refined product transport vessels in the world. Our 43-vessel conventional tanker fleet, comprised of eight VLCCs, one ULCC, two Suezmaxes, seven Aframax/LR2s, 12 Panamax/LR1s and 13 MR tankers, had an operating carrying capacity of 5.5 million deadweight tons (“dwt”) and 864,800 cbm as of May 15, 2018. The weighted-average age (by carrying capacity) of our total owned and operated fleet was 11.5 years as of May 15, 2018. Our JV Vessels comprise a 50.0% ownership interest in two FSO vessels and a 49.9% ownership interest in four LNG Carriers, which are integral to their customers’ operations and have historically had high levels of performance. Our recent fleet renewal efforts, including the expected acquisition of the Acquisition Vessels following completion of the Transaction, is expected to decrease our average fleet age from 11.6 years as of January 1, 2017 to 8.9 years as of June 30, 2018. We believe the scale, flexibility and diversity of our fleet enable us to capitalize on chartering opportunities that are not available to many vessel owners with smaller or less-diverse fleets.
Long-standing reputation for service excellence and high-quality customers.
We believe we have a leading reputation in our industry for service excellence, vessel quality and expert technical operations. Our proven track record of safe, reliable and efficient operations and our diverse and versatile fleet enable us to retain and grow our long-term customer relationships and to attract high-quality customers. We maintain extensive long-term relationships with major independent and state-owned oil companies, oil traders and refinery operators, some of whom we have served for decades, including in some cases through commercial pools. Our blue-chip energy customers include Andeavor Corp., formerly known as Tesoro Corporation (“Andeavor”), Petróleo Brasileiro S.A. (“Petrobras”), Chevron Corporation (“Chevron”), BP plc (“BP”) and Royal Dutch Shell plc (“Royal Dutch Shell”). We believe our customers choose us based on our demonstrated capability to meet or exceed their expectations for service, transparency, safety and environmental compliance.
Strong corporate governance and an experienced management team.
We are led by long-tenured executives with significant industry experience. We maintain what we consider to be industry-leading corporate governance practices and have a strong and independent Board of Directors. Our President and Chief Executive Officer, Lois Zabrocky, started her career at sea and has more than 26 years of experience with us. She previously served as the head of our business prior to the spin-off, and before that was our chief commercial officer. Our Chief Financial Officer, Jeffrey Pribor, has worked for us since the spin-off, and before that served as Global Head of Maritime Investment Banking at Jefferies & Company and as the chief financial officer of another leading tanker company. Our Head of Vessel Operations, William Nugent, and our Chief Commercial Officer, Derek Solon, each of whom has a maritime career of more than 15 years, have worked for us since 2006 and 2012, respectively. Our Chief Administrative Officer, Secretary and General Counsel, James D. Small III, has more than 20 years of experience counseling on transactional and governance matters. We believe our management team’s long and distinguished track record and our commitment to strong corporate governance practices represent a distinct competitive strength in the shipping industry.
Strategy
Our primary objective is to maximize returns through the shipping industry cycles by generating strong cash flows through the combination of higher returns available from time to time in the spot market from our participation in commercial pools and with selective short term charters; maintaining cash flows from our joint venture investments; actively managing the size and composition of our fleet over the course of market cycles to increase investment returns and available capital; and entering into value-creating transactions. The key elements of our strategy are to:
Generate strong cash flows by capitalizing on our long-standing customer relationships.
We believe we are well-positioned to generate strong cash flows by identifying and taking advantage of attractive chartering opportunities in the International Flag market. Our fleet maintains one of the largest global footprints in the tanker market. Our market position allows us or the commercial pools in which we participate to maintain our long-standing relationships with many of the largest energy companies, which in some cases date back for decades. We selectively seek out time charters on certain of our vessels, usually one to two years, to oil companies, traders and our partners to complement our spot market exposure. We will continue to pursue an overall chartering strategy which blends a substantial spot rate exposure that provides us with higher returns when the more volatile spot market is stronger with short-term time charters that provide more stable cash flows.
Significantly enhance cash flows through spot market exposure and participation in commercial pools.
We expect to continue to deploy the majority of our fleet on a spot rate basis to benefit from market volatility and what we believe are the traditionally higher returns the spot market offers compared with time charters. We believe this strategy presently offers significant upside exposure to the spot market and an opportunity to capture enhanced profit margins at times when vessel demand exceeds supply. We also anticipate continuing to use commercial pools as our principal means of participation in the spot market. We currently participate in seven commercial pools — TI, PI, CPTA, Sigma Tankers, Blue Fin Tankers, Navig8 Tankers — Alpha 8 and Navig8 Tankers — MR — each selected for specific expertise in its respective market. Our continued participation in pools allows us to benefit from economies of scale and higher vessel utilization rates, resulting in TCE revenues that exceed those we believe could be achieved operating those vessels outside of a commercial pool.
Generate stable cash flows through time charters.
We seek to selectively employ a portion of our conventional tankers on short-term time charters that provide consistent cash flows. Six of our Panamax/LR1s are on time charters to our partners in the PI pool that expire between June 2018 and September 2018. We may seek to place other tonnage on time charters, for storage or transport, when we can do so at attractive rates. In addition, the JV Vessels are on medium- to long-term time charters.
Actively manage our fleet to maximize return on capital over market cycles.
We will continue to actively manage the size and composition of our fleet through opportunistic accretive acquisitions and dispositions as part of our effort to achieve above-market returns on capital for our vessel assets and renew our fleet. Using our commercial, financial and operational expertise, we will continue to execute on our plan to opportunistically grow our fleet through the timely and selective acquisition of high-quality secondhand vessels or existing newbuild contracts when we believe those acquisitions will result in attractive returns on invested capital and increased cash flow. For example, last year we acquired two 2017-built Suezmax tankers and a 2010-built VLCC, and we have agreed to acquire the Acquisition Vessels in the Transaction, which will increase the carrying capacity of our operated fleet by approximately 24%, decrease our average fleet age by approximately 23% and enhance our operating leverage to take advantage of market improvements. We also intend to continue to engage in opportunistic dispositions where we can achieve attractive values for our vessels relative to their anticipated future earnings from operations as we assess the market cycle. Taken together, we believe these activities have allowed us to, and will continue to help us to, maintain a diverse, high-quality fleet of crude oil and refined product vessels with an enhanced return on invested capital. We believe our diverse and versatile fleet, our experience and our long-standing relationships with participants in the crude and refined product shipping industry, position us to identify and take advantage of attractive acquisition opportunities in any vessel class in the international market.
Maintain a strong and flexible financial profile.
As of March 31, 2018, we had total liquidity on a consolidated basis of approximately $141.1 million, comprised of  $91.1 million of cash (including $37.7 million of restricted cash that we can use to renew our fleet or to repay debt) and $50 million of undrawn revolver capacity. Following the Transaction and the associated financing transactions, including this offering, we expect to have total consolidated liquidity of approximately $187.0 million. We seek to maintain a strong balance sheet as we believe it will provide financial flexibility to take advantage of attractive strategic opportunities we may identify during the low end of the tanker cycle to increase our asset base and earnings potential. We intend to maximize our financial returns by actively managing the capital devoted to the markets in which we operate and the complementary mix of time charter and spot contracts through which we deploy our vessels. The contracted cash flows from our time charters and expected distributions from our JVs cover a significant portion of our fixed costs and provide a hedge against times when spot market rates are weaker. This helps us to maintain significant liquidity throughout the cycle. Conversely, spot market exposure provides a significant opportunity to benefit during periods when spot market rates are stronger, thereby offering the opportunity to generate additional cash flow. We believe this complementary chartering approach will provide us with the flexibility to pursue attractive acquisition or strategic transaction opportunities, particularly at times when the market values of fleet assets may be below long-term averages due to changes in industry fundamentals.

Fleet List
The following tables set forth information regarding vessels in our conventional tanker fleet and for our JV Vessels as of May 15, 2018:
Conventional Tanker Fleet
Vessel Name	Type	Year Built	Employment	Shipyard
Owned Vessels
Seaways Laura Lynn(1)	ULCC	2003	Idle	Daewoo
Seaways Raffles	VLCC	2010	Pool	Hyundai
Seaways Kilimanjaro	VLCC	2012	Pool	Dalian
Seaways McKinley	VLCC	2011	Pool	Dalian
Seaways Everest	VLCC	2010	Pool	Shanghai Jiangnan
Seaways Rosalyn	VLCC	2003	Pool	Hyundai
Seaways Mulan	VLCC	2002	CMA	Hyundai
Seaways Tanabe	VLCC	2002	Pool	Hitachi
Seaways Sakura	VLCC	2001	CMA	Hitachi
Seaways Hatteras	Suezmax	2016	Pool	Hyundai
Seaways Montauk	Suezmax	2016	Pool	Hyundai
Seaways Redwood	Aframax	2013	Pool	SPP
Seaways Portland	Aframax	2002	Pool	Hyundai
Seaways Fran	Aframax	2001	Pool	Hyundai
Seaways Shirley	Aframax	2001	Pool	Hyundai
Seaways Shenandoah	LR2	2014	Pool	SPP
Seaways Reymar	Panamax	2004	Pool	Daewoo
Seaways Hellas	Panamax	2003	Pool	Daewoo
Seaways Jademar	Panamax	2002	Time Charter(2)	Daewoo
Seaways Pearlmar	Panamax	2002	Time Charter(2)	Daewoo
Seaways Goldmar	Panamax	2002	Time Charter(2)	Daewoo
Seaways Rosemar	Panamax	2002	Time Charter(2)	Daewoo
Seaways Silvermar	Panamax	2002	Time Charter(2)	Daewoo
Seaways Rubymar	Panamax	2002	Time Charter(2)	Daewoo
Seaways Leyte	LR1	2011	Pool	SPP
Seaways Samar	LR1	2011	Pool	SPP
Seaways Visayas	LR1	2006	Pool	STX
Seaways Luzon	LR1	2006	Pool	STX
Seaways Athens	MR	2012	Pool	SPP
Seaways Milos	MR	2011	Pool	SPP
Seaways Kythnos	MR	2010	Pool	SPP
Seaways Skopelos	MR	2009	Pool	SPP
Seaways Alcesmar	MR	2004	Pool	STX
Seaways Ariadmar	MR	2004	Pool	STX
Seaways Antigmar	MR	2004	Pool	STX
Victory	MR	1998	Bareboat	Onomichi

Vessel Name	Type	Year Built	Employment	Shipyard
Chartered In Vessels
Seaways Yellowstone	Aframax	2009	Pool	New Times
Seaways Yosemite	Aframax	2009	Pool	New Times
Seaways Kimolos	MR	2008	Pool	STX
PTI Sextans	MR	2007	Pool	STX
PTI Cygnus	MR	2007	Pool	STX
PTI Hercules	MR	2006	Pool	STX
PTI Orion	MR	2006	Pool	STX
JV Vessels
FSO Vessels
FSO Africa(3)	FSO	2002	Service Contract	Daewoo
FSO Asia(3)	FSO	2002	Service Contract	Daewoo
LNG Carriers
Al Gattara(4)	LNG	2007	Time Charter	Hyundai
Tembek(4)	LNG	2007	Time Charter	Samsung
Al Gharrafa(4)	LNG	2008	Time Charter	Hyundai
Al Hamla(4)	LNG	2008	Time Charter	Samsung
Vessels Expected to be Acquired from Euronav(6)
VLCC 1	VLCC	2016	Pool (expected)	Shanghai Waigaoqiao
VLCC 2	VLCC	2016	Pool (expected)	Shanghai Waigaoqiao
VLCC 3	VLCC	2016	Pool (expected)	Shanghai Waigaoqiao
VLCC 4	VLCC	2016	Pool (expected)	Shanghai Waigaoqiao
VLCC 5	VLCC	2016	Pool (expected)	Shanghai Waigaoqiao
VLCC 6	VLCC	2015	Pool (expected)	Shanghai Waigaoqiao

(1)
We entered into an agreement to sell the Seaways Laura Lynn, a ULCC built in 2003, on April 18, 2018. See “— Recent Developments — Vessel Sales” for additional information. The sale of the Seaways Laura Lynn, our sole ULCC, is contingent upon, among other matters, the closing of the Transaction

(2)
These vessels entered into short-term time charters with our PI commercial pool partners.

(3)
JV Vessels in which we hold a 50% ownership interest.

(4)
JV Vessels in which we hold a 49.9% ownership interest.

(5)
LNG carrier capacity described in cbm.

(6)
In certain circumstances, Euronav may repurchase two of the Acquisition Vessels from us. See “— Recent Developments — the Transaction”.

Recent Developments
The Transaction
On April 18, 2018, one of our wholly-owned subsidiaries entered into a Stock Purchase and Sale Agreement (the “SPA”) with Euronav and one of its wholly-owned subsidiaries (“Seller”) pursuant to which we have agreed to purchase, on the terms and subject to the conditions in the SPA, the outstanding shares of Gener8 Maritime Subsidiary VII, Inc. (“HoldCo”), which is the sole member of six limited liability companies that in the aggregate hold title to the Acquisition Vessels (such transaction, the “Transaction”) in connection with a merger transaction to be entered into between Euronav, Seller and Gener8 Maritime, Inc., a corporation incorporated under the laws of the Marshall Islands (“GNRT”). We have unconditionally and irrevocably agreed to guarantee the performance and payment of the obligations of our subsidiary under the SPA. The purchase price for the Transaction is $434 million, inclusive of any assumed debt, which will be funded using a combination of available liquidity, the assumption of all or part of the debt secured by the Acquisition Vessels and/or new third-party financing (including, in part, the proceeds of this offering).
Euronav’s obligation to consummate the Transaction is subject to consummation of the transaction contemplated by the merger agreement between Euronav and GNRT (the “GNRT Agreement”). Our obligation to consummate the Transaction is also subject to certain specified closing conditions including, but not limited to, (1) consummation of Euronav’s announced acquisition of GNRT on terms that do not materially impede, interfere with, prevent, delay or limit the economic benefit to INSW of the Transaction; (2) amendment of INSW’s existing Credit Facility as required to consummate the Transaction, on terms and conditions reasonably acceptable to INSW (see “Recent Developments — Amendment to Credit Facility” below); (3) accuracy in all material respects of the representations and warranties, and compliance in all material respects with the covenants and agreements, made by Seller and Euronav in the SPA; (4) receipt of any required regulatory approvals and third-party consents and approvals; and (5) other customary closing conditions.
Each party to the SPA has agreed to use its reasonable best efforts to satisfy the foregoing conditions. The SPA also contains specified representations, warranties, and indemnification provisions of the parties customary for transactions of this type. Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the Agreement, the Transaction is expected to close in the second quarter of 2018.
The SPA contains certain termination rights for the parties thereto in specified circumstances, including: (a) termination of the GNRT Agreement in accordance with its terms; (b) by either party for certain breaches of the SPA that are not cured; (c) by either party if the Transaction would violate any non-appealable final order, decree or judgment of any governmental authority permanently enjoining the Transaction; or (d) by either party if the Transaction is not consummated on or before June 30, 2018, provided that at such time the party seeking to terminate is not then in material breach of its obligations under the SPA. The SPA can also be terminated by mutual agreement of the parties. The SPA obligates Euronav to pay us a break-up fee equal to $5 million if the SPA is terminated in certain circumstances, but only in situations where either the GNRT Agreement has been terminated, provided Euronav has received a break-up fee under the GNRT Agreement or Euronav’s acquisition of GNRT has been consummated but the Transaction has not.
If we are unable to receive necessary consents from our lenders with respect to the Transaction, we have agreed, if Euronav so elects, to purchase the Acquisition Vessels and their respective special purpose vehicles for the same purchase price (and may or may not assume the debt related to the Acquisition Vessels), following which Euronav is expected to repurchase two of the 2016-built Acquisition Vessels from us for aggregate consideration of  $143 million. Any such repurchase may also involve prepayment of all or part of the outstanding debt obligations associated with the Acquisition Vessels and would be subject to certain other conditions, including definitive documentation.
The consummation of the Transaction is not subject to the completion of this offering and the completion of this offering is not subject to the consummation of the Transaction.

Amendment to Credit Facility
The lenders under the Credit Facility have consented to an amendment that should, if the required conditions to effectiveness of the amendment are met, allow us to consummate the Transaction. That amendment would, among other things, increase the interest rate under the Term Loan by 50 basis points and require us to make a prepayment offer for $60 million in principal amount of the 2017 Term Loan Facility. Effectiveness of that amendment is subject to a number of conditions, including borrowing of at least $50 million on an unsecured basis by us (including issuance of the Notes offered hereby). We are in the process of evaluating whether the terms and conditions consented to by the lenders under the Credit Facility, including the various requirements relating to the conditions to the amendment, are reasonably acceptable to us. If we determine to the contrary, we will not be obligated to enter into the amendment. If we determine that the terms and conditions of the necessary consent by the Lenders are not reasonably acceptable to us, Euronav will have the ability to either terminate the SPA or require us to purchase the Acquisition Vessels and resell two of those vessels to Euronav.
Entry into Credit Facilities by FSO Joint Ventures
On March 29, 2018, the two FSO JVs (the “Borrowers”) entered into a $220 million senior secured credit facility (the “FSO Loan Agreement”). The FSO Loan Agreement provides for (i) a term loan of $110 million (the “Term Loan”), which is repayable in scheduled quarterly installments over the course of the two service contracts for the FSO Asia and FSO Africa with North Oil Company, maturing in July 2022 and September 2022, respectively, and (ii) a revolving credit facility of  $110 million (the “Revolver”), which revolving credit commitment reduces quarterly over the course of the foregoing two service contracts. On April 26, 2018, the Borrowers drew down the facility in full and distributed the entire $110 million of proceeds of the Term Loan to the Company, and borrowed and distributed the entire $110 million available under the Revolver to Euronav, our JV partner. The Company has guaranteed the Term Loan and Euronav has guaranteed the Revolver. The Term Loan and the Revolver are secured by, among other things, a first preferred vessel mortgage on the FSO Africa and FSO Asia, an assignment of the service contracts for the FSO Africa and FSO Asia and the aforementioned guarantees of the Term Loan by the Company and the guarantee of the Revolver by Euronav.
Interest payable on the Term Loan and on the Revolver is three month, six month or twelve month LIBOR, as selected by the Borrowers, plus 2.00%. On April 30, 2018, the Borrowers entered into swap transactions which fixed the interest rate on the Term Loan at 4.863% per annum, effective as of June 30, 2018. On May 4, 2018, the Borrowers entered into swap transactions which fixed the interest rate on the Revolver at 4.85% per annum, effective as of June 30, 2018. The Borrowers have agreed to pay a commitment fee (“Commitment Fee”) of 0.7% on any undrawn amount under the Revolver. We have agreed to pay Euronav an amount equal to the first 0.3% of the 0.7% Commitment Fee and, to the extent the Revolver is fully drawn, to pay Euronav an amount equal to the first 0.3% of the amount of loan interest payable under the Revolver.
The FSO Loan Agreement has a financial covenant that the Debt Service Cover Ratio (as defined in the FSO Loan Agreement) shall be equal or greater than 1.10 to 1.00. The Company’s guarantee of the Term Loan has financial covenants that provide (i) the Company’s Liquid Assets shall not be less than the higher of  $50 million and 5% of Total Indebtedness of the Company, (ii) the Company shall have Cash of at least $30 million and (iii) the Company is in compliance with the Loan to Value Test (as such capitalized terms are defined in the Company guarantee pursuant to the FSO Loan Agreement or in the case of the Loan to Value Test, as defined in our Credit Facility).
Entry into the ABN AMRO Facility
We expect to enter into a Credit Agreement with ABN AMRO Capital USA LLC as lead arranger (the “ABN AMRO Facility”), under which we expect to borrow approximately $29 million secured by the Seaways Raffles vessel prior to the closing of the Transaction. We expect that the ABN AMRO Facility will bear interest at LIBOR plus a margin of 3.25% and be repayable in 20 quarterly installments of approximately $900,000 with a final maturity in 2023. Additionally, we expect that the ABN AMRO

Facility will include certain financial covenants and will be guaranteed by us. Our guarantee will be unsecured and will rank equally with the Notes. In certain circumstances, we may use this facility for alternative financings, which may include a partial payment for the Acquisition Vessels.
Sinosure Facility
As part of the Transaction, we expect to assume the debt currently secured by the Acquisition Vessels (the “Sinosure Facility”). The Sinosure Facility is comprised of six loans, each secured by one of the Acquisition Vessels. It has an amount outstanding of approximately $311 million and bears interest at a rate of LIBOR plus a margin of 2%. Each loan under the Sinosure Facility requires quarterly amortization payments of 1 2∕3%. Each of the loans under the Sinosure Facility will mature 144 months after its initial utilization date. Additionally, the Sinosure Facility contains certain financial covenants. If we assume the Sinosure Facility, we expect to agree to certain amendments with the lenders thereunder in respect of structural changes necessitated by the Transaction and in respect of certain covenants thereunder. The Sinosure Facility will be guaranteed by us. Our guarantee will be unsecured and will rank equally with the Notes.
Sale of the Seaways Raphael, Seaways Alcmar, Seaways Laura Lynn and Seaways Josefa Camejo and Redelivery of the Seaways Sifnos
On March 29, 2018, we entered into an agreement to sell the Seaways Raphael, VLCC built in 2000, for a gross sale price of approximately $19.0 million. That sale closed on April 19, 2018.
On April 10, 2018, we entered into an agreement to sell the Seaways Alcmar, an MR built in 2004, for a gross sale price of approximately $10.5 million. That sale closed on April 25, 2018.
On April 18, 2018, we entered into an agreement to sell the Seaways Laura Lynn, an ULCC built in 2003, for a gross sale price of approximately $32.5 million. The sale is expected to close in the second quarter of 2018, and is conditioned upon completion of the Transaction.
On April 21, 2018, we entered into an agreement to sell the Seaways Josefa Camejo, an Aframax built in 2001, for a gross sale price of approximately $9.5 million. That sale closed on May 11, 2018.
We currently anticipate recognizing an aggregate gain in excess of  $5 million in the second quarter of 2018 in connection with these four sales.
On May 8, 2018, we redelivered the Seaways Sifnos, an MR built in 2008, at the expiry of its bareboat charter-in.
Risk Factors
Our business is subject to numerous risks. See “Risk Factors”. In particular, our business may be adversely affected by:
•
The highly cyclical nature of the industry, which may lead to volatile changes in charter rates and significant fluctuations in the market value of vessels;

•
Declines in charter rates and other market deterioration;

•
An increase in the supply of vessels without a commensurate increase in demand for such vessels, which could cause charter rates to remain at depressed levels or to further decline;

•
Our insurance not being adequate to cover our losses;

•
Changes in the regulatory environment in which we operate, including in particular in the United States where we operate in a highly-regulated industry;

•
Compliance with the complex laws and regulations that govern our operations, including environmental laws and regulations;

•
The Transaction not being completed on the terms or timing currently contemplated;

•
Constraints on capital availability; and

•
Our significant indebtedness.

Corporate Information
Our executive offices are located at 600 Third Avenue, 39th Floor, New York, New York 10016, and our telephone number is (212) 578-1600. Our Internet website address is www.intlseas.com. Information on, or accessible through, our website is not incorporated into, nor should it be considered part of, this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

THE OFFERING
The summary below describes the principal terms of the Notes, and is qualified in its entirety by the terms of the indenture governing the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” in this prospectus for a more detailed description of the terms and conditions of the Notes and the indenture.
Issuer
International Seaways, Inc.
Securities Offered
$    aggregate principal amount of our    % Senior Notes due            , 2023 (issued in minimum denominations of $25.00 and integral multiples of  $25.00 in excess thereof). We have granted the underwriters the option to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $    aggregate principal amount of the Notes.
Issue Date
May   , 2018.
Maturity Date
The Notes will mature on            , 2023.
Interest
The Notes will bear interest from the date of original issue until maturity at a rate of      % per year, payable quarterly in arrears on the 30th day of March, June, September and December commencing on September 30, 2018.
Use of Proceeds
We plan to use the proceeds of this offering, together with cash on hand and funds we are raising through other transactions, to fund the announced acquisition of VLCC tankers from Euronav (the “Transaction”, as described below under “— Recent Developments”), to repay a portion of our outstanding Credit Facility and for general corporate purposes. See “Use of Proceeds”.
Ranking
The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated debt. The Notes will not be guaranteed by any of our subsidiaries. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries.
Optional Redemption
We may redeem the notes in whole or in part on and after June   , 2020 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption.
See “Description of Notes — Optional Redemption” and “Description of Notes — Notice of Redemption”.
No Security or Guarantees
None of our obligations under the Notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or any other persons.
Change of Control
Upon the occurrence of certain change of control events (as defined in the indenture governing the Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of the Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. For additional information, please read

“Description of Notes — Change of Control Permits Holders to Require us to Purchase Notes”.
Covenants
The indenture governing the Notes contains certain restrictive covenants, including covenants that require us to limit the amount of debt we incur, maintain a certain minimum net worth and provide certain reports. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes”.
Additional Notes
We may “reopen” the Notes at any time without the consent of the holders of the Notes and issue additional notes with the same terms as the Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with the Notes, provided that unless the additional notes are issued pursuant to a “qualified reopening” of the original Notes, are otherwise treated as part of the same “issue” of debt instruments as the original Notes or both the original Notes and the additional notes are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.
Listing
We will apply for the listing of the Notes on the NYSE under the symbol “         ”. If approved for listing, trading on NYSE is expected to commence within 30 days after the Notes are first issued.
Form
The Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus. For additional information, please read “Book-Entry System” in this prospectus.
Additional Amounts;
Tax Redemption
Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a Specified Tax Jurisdiction (as defined in this prospectus), we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of Notes — Additional Amounts”.
We may also, at our option, redeem the Notes, in whole but not in part, at any time at 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Amounts (as defined in this prospectus), if any, to the date of redemption in the event of certain changes in the law of any

Specified Tax Jurisdiction (as defined in this prospectus) that would require us to pay Additional Amounts to holders of the Notes, and which obligation cannot be avoided by taking reasonable measures available to us. See “Description of Notes — Optional Redemption for Changes in Withholding Taxes” and “— Additional Amounts”.
Settlement
We expect to deliver the Notes against payment therefor on or about the date specified on the cover page of this prospectus, which will be the third business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second day before settlement will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternative settlement arrangement to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to the second day before settlement are urged to consult their own advisor.
Risk Factors
An investment in the Notes involves risks. See the section titled “Risk Factors” of this prospectus to read about factors you should consider before buying the Notes. You should also consider the risk factors described in the documents incorporated by reference in this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
Set forth below are the summary historical consolidated financial and other data of International Seaways and its consolidated subsidiaries for the periods and as of the dates indicated.
The summary historical consolidated financial data as of and for the years ended December 31, 2015 and 2016, which have been audited by PricewaterhouseCoopers LLP, and for the year ended December 31, 2017, which have been audited by Ernst & Young LLP, have been derived from our consolidated financial statements as of such dates and for such years, as indicated in the Form 10-K for the year ended December 31, 2017, filed with the Commission on March 12, 2018, as updated by our Current Report on Form 8-K filed with the Commission on May 14, 2018.
The summary historical consolidated financial data as of and for the three months ended March 31, 2018 and 2017 have been derived from our consolidated financial statements as of such dates and for such periods included in our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2018, which are unaudited but which have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the information set forth therein.
The summary historical consolidated financial data below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and related notes included in our Current Report on Form 8-K filed on May 14, 2018, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Quarterly Report on Form 10-Q filed on May 7, 2018. Our historical consolidated financial data may not be indicative of the results of operations or financial position to be expected in the future.
	Year ended December 31,			Three months ended March 31,
(dollars in thousands, except per share amounts)	2017	2016	2015	2018	2017
Shipping revenues	$290,101	$398,319	$497,634	$51,978	$88,750
(Loss)/income from vessel operations(a)	(107,945)	7,207	176,801	(26,706)	13,428
(Loss)/income before reorganization items and income taxes	(106,044)	(17,652)	178,969	(29,308)	18,071
Reorganization items, net	—	(131)	(5,659)	—	—
(Loss)/income before income taxes	(106,044)	(17,783)	173,310	(29,308)	18,071
Net (loss)/income	(106,088)	(18,223)	173,170	(29,316)	18,067
Depreciation and amortization	78,853	79,885	81,653	17,624	18,616
Net cash provided by/(used in) operating activities(b)	17,395	128,960	260,239	(4,454)	11,273
Dividend to OSG	—	202,000	200,000	—	—
Cash and cash equivalents	60,027	92,001	308,858	53,472	101,067
Restricted cash	10,579	—	8,989	37,714	—
Total vessels, deferred drydock and other property at net book amount(c)	1,140,363	1,130,607	1,277,486	1,063,003	1,119,657
Total assets	1,664,484	1,662,521	2,029,950	1,612,472	1,683,329
Debt	552,937	439,651	595,222	521,268	439,900
Total equity	1,085,654	1,179,512	1,383,786	1,063,642	1,201,213

	Year ended December 31,			Three months ended March 31,
(dollars in thousands, except per share amounts)	2017	2016	2015	2018	2017
Per share amounts:
Basic and diluted net (loss)/income	(3.64)	(0.62)	5.94	(1.01)	0.62
Weighted average shares outstanding
Basic	29,159,440	29,157,992	29,157,387	29,106,180	29,180,225
Diluted	29,159,440	29,157,992	29,157,387	29,106,180	29,195,544
Other data:
Time charter equivalent revenues(d)	274,995	385,045	475,790	48,801	84,132
EBITDA(a)(e)	14,056	102,464	299,097	(63)	45,854
Adjusted EBITDA(a)(e)	117,775	222,883	300,336	6,510	46,589

(a)
All amounts have been adjusted from the amounts previously reported in the Company’s Annual Report on Form 10-K for 2017 to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which resulted in the reclassification of net actuarial gains and benefit obligation interest costs from the general and administrative expense line to the other income and interest expense lines, respectively.

(b)
All amounts have been adjusted from the amounts previously reported in the Company’s Annual Report on Form 10-K for 2017 to reflect the adoption of ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (ASC 230). As a result, the amount of distributions received from affiliated companies accounted for by the equity method are considered distributions of earnings and classified as cash inflows from operating activities, unless the Company’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the Company. When such an excess occurs, the current-period distribution up to this excess is considered a return of investment and classified as cash inflows from investing activities.

(c)
Includes vessel held for sale of  $5,108 at December 31, 2017.

(d)
Reconciliations of time charter equivalent revenues to shipping revenues as reflected in the consolidated statements of operations follow:

	Year ended December 31,			Three months ended March 31,
	2017	2016	2015	2018	2017
Time charter equivalent revenues	$274,995	$385,045	$475,790	$48,801	$84,132
Add: Voyage expenses	15,106	13,274	21,844	3,177	4,618
Shipping revenues	$290,101	$398,319	$497,634	$51,978	$88,750

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in decisions regarding the deployment and use of its vessels and in evaluating their financial performance.
(e)
EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and

Adjusted EBITDA do not represent, and should not be considered a substitute for, net income/(loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some of the limitations are:
(i)
EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

(ii)
EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and

(iii)
EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:
	Year ended December 31,			Three months ended March 31,
	2017	2016	2015	2018	2017
Net (loss)/income	$(106,088)	$(18,223)	$173,170	$(29,316)	$18,067
Income tax provision	44	440	140	8	4
Interest expense(a)	41,247	40,362	44,134	11,621	9,167
Depreciation and amortization	78,853	79,885	81,653	17,624	18,616
EBITDA	14,056	102,464	299,097	(63)	45,854
Third-party debt modification fees and costs associated with repurchase of debt	9,240	225	—	—	—
Separation and transition costs	604	9,043	—	—	735
Technical management transition costs	—	—	39	—	—
Goodwill and other intangibles impairment charge	—	—	—	—	—
Loss/(gain) on disposal of vessels and other property, including impairments	86,855	79,203	(4,459)	6,573	—
Impairment of equity method investments	—	30,475	—	—	—
Write-off of deferred financing costs	7,020	5,097	—	—	—
Discount on repurchase of debt	—	(3,755)	—	—	—
Reorganization items, net	—	131	5,659	—	—
Adjusted EBITDA	$117,775	$222,883	$300,336	$6,510	$46,589

RISK FACTORS
An investment in the Notes involves significant risks. Before deciding whether to purchase the Notes, you should carefully consider the risks discussed in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this document before making an investment in our Notes. If any of these risks were to occur, our business, financial condition, results of operations and cash flows or our ability to pay interest, principal or redeem or repurchase our Notes could be harmed, which may lower the trading price of our Notes. You may lose all or part of your investment.
Risks Relating to This Offering
Your investment in the Notes is subject to our credit risk.
The Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on the Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes.
Our subsidiaries and JVs conduct substantially all of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries and JVs, none of which are obligors on or guarantors of the Notes.
Our subsidiaries and joint ventures (“JVs”) conduct our operations and own our operating assets. As a result, our ability to make required payments on the Notes depends in part on the operations of our subsidiaries and JVs and their ability to distribute funds to us. To the extent our subsidiaries and JVs are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the Notes. Our subsidiaries and JVs are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the Notes or to make funds available for that purpose. The Notes will not be guaranteed by any of our subsidiaries and JVs or any other person.
The rights of holders of the Notes will be structurally subordinated to the rights of holders of our subsidiaries’ and JVs’ liabilities. A default by a subsidiary or JV under its liabilities or preferred equity could result in a block on distributions from the affected entity to us. The Notes will be structurally subordinated to all existing and future liabilities and preferred equity of our subsidiaries and JVs. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries or JVs, holders of liabilities and preferred equity of those entities will generally be entitled to payment of their claims from the assets of those subsidiaries or JVs before any assets are made available for distribution to us. As of March 31, 2018, we had a total of  $543.1 million in principal amount of outstanding indebtedness. All of such debt has been incurred under the Credit Facility. Our wholly owned subsidiary, International Seaways Operating Corporation, is the borrower under the Credit Facility and its obligations are guaranteed by us and certain of our subsidiaries. The borrower’s and the subsidiary guarantors’ obligations under the Credit Facility are secured by the assets of our subsidiaries (other than the JVs). Our guarantee of the Credit Facility is unsecured and ranks equally with the Notes. Further, the LNG JV had total debt outstanding of $586.4 million at March 31, 2018. That debt is secured by substantially all of the LNG JV’s assets and is non-recourse to us. Additionally, on April 26, 2018, the FSO JV borrowed $110 million under its Term Loan and $110 million under its Revolver, each under the FSO Loan Agreement, which is secured by substantially all of the assets of the FSO JV. The Term Loan is guaranteed by us and the Revolver is guaranteed by our JV partner. Our guarantee of the Term Loan is unsecured and ranks equally with the Notes. See “Prospectus Summary — Recent Developments — Entry into Credit Facilities by FSO Joint Venture”. Further, we expect that our subsidiaries will incur significant additional indebtedness in connection with the Transaction, which will be guaranteed by us. Our guarantee will be unsecured and will rank equally with the Notes. See “Prospectus Supplement — Recent Developments”. Additionally, the indenture under which the Notes will be issued will permit our subsidiaries and JVs to incur additional debt.

The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.
The Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. As of March 31, 2018, INSW had approximately $543.1 million in principal amount of outstanding indebtedness. All of such debt has been incurred under the Credit Facility. Our wholly owned subsidiary, International Seaways Operating Corporation, is the borrower under the Credit Facility and its obligations are guaranteed by us and certain of our subsidiaries. The borrower’s and the subsidiary guarantors’ obligations under the Credit Facility are secured by the assets of our subsidiaries (other than the JVs). Our guarantee of the Credit Facility is unsecured and ranks equally with the Notes. Additionally, on April 26, 2018, the FSO JV borrowed $110 million under its Term Loan and $110 million under its Revolver, each under the FSO Loan Agreement, which is secured by substantially all of the assets of the FSO JV. The Term Loan under the FSO Loan Agreement is guaranteed by us and the Revolver is guaranteed by our JV partner. Our guarantee of the Term Loan is unsecured and ranks equally with the Notes. See “Prospectus Summary — Recent Developments — Entry into Credit Facilities by FSO Joint Venture”. Further, we expect that our subsidiaries will incur significant additional indebtedness in connection with the Transaction, which will be guaranteed by us. Our guarantee will be unsecured and will rank equally with the Notes. See “Prospectus Supplement — Recent Developments”. We will continue to have the ability to incur additional secured debt, subject to limitations in our Credit Facility and the indenture relating to the Notes.
INSW has incurred significant indebtedness which could affect its ability to finance its operations, pursue desirable business opportunities and successfully run its business in the future, all of which could affect INSW’s ability to fulfill its obligations under that indebtedness.
As of March 31, 2018, INSW had approximately $543.1 million in principal amount of outstanding indebtedness. All of such debt has been incurred under the Credit Facility. Our wholly owned subsidiary, International Seaways Operating Corporation, is the borrower under the Credit Facility and its obligations are guaranteed by us and certain of our subsidiaries. The borrower’s and the subsidiary guarantors’ obligations under the Credit Facility are secured by the assets of our subsidiaries (other than the JVs). Our guarantee of the Credit Facility is unsecured and ranks equally with the Notes. Additionally, on April 26, 2018, the FSO JV borrowed $110 million under its Term Loan and $110 million under its Revolver, each under the FSO Loan Agreement, which is secured by substantially all of the assets of the FSO JV. The Term Loan is guaranteed by us and the Revolver is guaranteed by our JV partner. Our guarantee of the Term Loan is unsecured and ranks equally with the Notes. See “Prospectus Summary — Recent Developments — Entry into Credit Facilities by FSO Joint Venture”. INSW’s substantial indebtedness and interest expense could have important consequences, including:
•
limiting INSW’s ability to use a substantial portion of its cash flow from operations in other areas of its business, including for working capital, capital expenditures and other general business activities, because INSW must dedicate a substantial portion of these funds to service its debt;

•
to the extent INSW’s future cash flows are insufficient, requiring the Company to seek to incur additional indebtedness in order to make planned capital expenditures and other expenses or investments;

•
limiting INSW’s ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions and other expenses or investments planned by the Company;

•
limiting INSW’s flexibility and ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation, and INSW’s business and industry;

•
limiting INSW’s ability to satisfy its obligations under its indebtedness;

•
increasing INSW’s vulnerability to a downturn in its business and to adverse economic and industry conditions generally;

•
placing INSW at a competitive disadvantage as compared to its less-leveraged competitors;

•
potentially limiting INSW’s ability to enter certain commercial pools;

•
limiting INSW’s ability, or increasing the costs, to refinance indebtedness; and

•
limiting the INSW’s ability to enter into hedging transactions by reducing the number of counterparties with whom INSW can enter into such transactions as well as the volume of those transactions.

We expect that our subsidiaries will incur significant additional indebtedness in connection with the Transaction, which will be guaranteed by us. Our guarantee will be unsecured and will rank equally with the Notes. See “Prospectus Supplement — Recent Developments”.
INSW’s ability to continue to fund its obligations and to reduce or refinance debt may be affected by among other things, the age of our fleet and general economic, financial market, competitive, legislative and regulatory factors. An inability to fund our debt requirements or reduce or refinance debt could have a material adverse effect on INSW’s business, financial condition, results of operations and cash flows.
Additionally, the actual or perceived credit quality of INSW’s or its pools’ charterers (as well as any defaults by them) could materially affect the our ability to obtain the additional capital resources that it will require to purchase additional vessels or significantly increase the costs of obtaining such capital. Our inability to obtain additional financing at an acceptable cost, or at all, could materially affect our results of operation and its ability to implement its business strategy.
We may issue securities with rights equivalent to those of the Notes and/or secured debt.
The terms of the indenture governing the Notes permit us (and our subsidiaries) to incur additional debt, including secured debt. The Notes will rank equally with all of our present and future indebtedness that is not subordinated to the Notes. The Notes will be effectively subordinated to any indebtedness or other liabilities of our subsidiaries and to any indebtedness that is secured by property or assets to the extent of the value of the property or assets securing such indebtedness.
We may not be able to generate sufficient cash to service all of our indebtedness, and could, in the future, breach covenants in our credit facilities and term loans.
Our earnings, cash flow and the market value of our vessels vary significantly over time due to the cyclical nature of the tanker industry, as well as general economic and market conditions affecting the industry. As a result, the amount of debt that INSW can manage in some periods may not be appropriate in other periods and its ability to meet the financial covenants to which it is subject or may be subject in the future may vary. Additionally, future cash flow may be insufficient to meet our debt obligations and commitments. Any insufficiency could negatively impact INSW’s business.
The Credit Facility includes a revolving credit facility of  $50 million (the “2017 Revolver Facility”) and (ii) a term loan of  $550 million (the “2017 Term Loan Facility” and together with the 2017 Revolver Facility, the “Credit Facility”). The Credit Facility contains certain restrictions relating to new borrowings as set forth in the loan agreement. In addition, the Credit Facility has a covenant to maintain the aggregate Fair Market Value of the Collateral Vessels (each as defined in that loan agreement) at greater than or equal to $300.0 million at the end of each fiscal quarter and to ensure that at any time, the outstanding principal amounts of the Credit Facility and certain other secured indebtedness permitted under credit agreement minus the amount of unrestricted cash and cash equivalents does not exceed 65% of the aggregate Fair Market Value of the Collateral Vessels plus the Fair Market Value of certain joint venture equity interests. While INSW was in compliance with these requirements as of March 31, 2018, a decrease in vessel values or a failure to meet this ratio could cause INSW to breach such covenant in its existing Credit Facility, or in future financing agreements that INSW may enter into from time to time. If the Company breaches such covenants and is unable to remedy the relevant breach or obtain a waiver, the Company’s lenders could accelerate its debt and foreclose on INSW’s owned vessels.
A range of economic, competitive, financial, business, industry and other factors will affect future financial performance, and, accordingly, INSW’s ability to generate cash flow from operations and to pay debt and to meet the financial covenants under the Credit Facility and guaranty of the FSO Term Loan.

Many of these factors, such as charter rates, economic and financial conditions in the tanker and product industry and the global economy or competitive initiatives of competitors, are beyond INSW’s control. If INSW does not generate sufficient cash flow from operations to satisfy its debt obligations, it may have to undertake alternative financing plans, such as:
•
refinancing or restructuring its debt;

•
selling vessels or other assets;

•
reducing or delaying investments and capital expenditures; or

•
seeking to raise additional capital.

Undertaking alternative financing plans, if necessary, might not allow INSW to meet its debt obligations. INSW’s ability to restructure or refinance its debt will depend on the condition of the capital markets, its access to such markets and its financial condition at that time. Any refinancing of debt could be at higher interest rates and might require INSW to comply with more onerous covenants, which could further restrict INSW’s business operations. In addition, the terms of existing or future debt instruments may restrict INSW from adopting some alternative measures. These alternative measures may not be successful and may not permit INSW to meet its scheduled debt service obligations. INSW’s inability to generate sufficient cash flow to satisfy its debt obligations, to meet the covenants of its credit agreements and term loans and/or to obtain alternative financing in such circumstances, could materially and adversely affect INSW’s business, financial condition, results of operations and cash flows.
The Transaction may not be completed on the terms or timing currently contemplated, or at all, and we will not be required to redeem the Notes if the Transaction is not completed.
As described in “Prospectus Summary — Recent Developments” the Company has entered into an SPA with Euronav pursuant to which we have agreed to purchase, on the terms and subject to the conditions in the SPA, the outstanding shares of HoldCo which is the sole member of six limited liability companies that in the aggregate hold title to six VLCC tankers. The consummation of the Transaction is subject to a number of conditions, including closing of the merger agreement between Euronav and GNRT. Closing of the merger agreement between Euronav and GNRT is entirely outside of our control and we can provide no assurance as to when, or if, such closing will occur. In addition, we will not be able (or obligated) to consummate the Transaction whereby we retain six Acquisition Vessels unless we receive the consent of lenders under our existing Credit Facility to amend that facility, on terms and conditions reasonably acceptable to us, as required to consummate the Transaction. We are in the process of evaluating whether the terms and conditions consented to by the lenders under the Credit Facility, including the various requirements relating to the conditions to the amendment, are reasonably acceptable to us. If we determine to the contrary, we will not be obligated to enter into the amendment. If we determine that the terms and conditions of the necessary consent by the Lenders are not reasonably acceptable to us, Euronav will have the ability to either terminate the SPA or require us to purchase the Acquisition Vessels and resell two of those vessels to Euronav.
Either party may terminate the SPA if the Transaction is not consummated on or before June 30, 2018, provided that at such time the party seeking to terminate is not then in material breach of its obligations under the SPA.
We will not be required to redeem the Notes if the Transaction is not consummated or if we resell any of the Acquisition Vessels to Euronav. If the Transaction is not consummated, we may use the proceeds received for other purposes. We may also not achieve certain of the benefits that we expect in connection with the Transaction. In addition, completion of the Transaction will require significant amounts of our management’s time and effort which could adversely affect our results of operations and financial condition.
Redemption may adversely affect your return on the Notes.
We have the right to redeem some or all of the Notes, at any time in whole or from time to time in part prior to their maturity, as described under “Description of Notes — Redemption”. We may redeem notes at times when market interest rates may be lower than market interest rates at the time the Notes offered by this prospectus supplement were originally issued. Accordingly, if we redeem the Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that on the Notes.

We are exposed to volatility in the London Interbank Offered Rate, or LIBOR, and intend to selectively enter into derivative contracts, which can result in higher than market interest rates and charges against our income.
The loans under our credit facilities and other financing arrangements are generally advanced at a floating rate based on LIBOR. As a result, changes in LIBOR affect the amount of interest payable on our debt, which, in turn, could have an adverse effect on our earnings and cash flow. We have and may in the future enter into derivative contracts to hedge our overall exposure to interest rate risk. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs.
We may not have the ability to raise the funds necessary to purchase the Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase the Notes.
Following a change of control as described under “Description of Notes — Change of Control Permits Holders to Require us to Purchase Notes”, holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We may not have sufficient financial resources, and may not be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.
In addition, one circumstance in which a change of control may occur is upon the sale of  “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase the Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
The Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell the Notes.
The Notes are a new issuance of securities with no established trading market. We will apply to list the Notes on the NYSE, but the NYSE may not accept the Notes for listing. Even if the Notes are approved for listing by the NYSE, an active trading market on the NYSE for the Notes may not develop or, even if it develops, may not last, in which case the trading price of the Notes could be adversely affected and your ability to transfer the Notes will be limited. If an active trading market does develop on the NYSE, the Notes may trade at prices lower than the offering price. The trading price of the Notes will depend on many factors, including:
•
prevailing interest rates;

•
the market for similar securities;

•
general economic and financial market conditions;

•
our issuance of debt or preferred equity securities; and

•
our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Notes pending any listing of the Notes on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.
Our credit ratings may not reflect all risks of an investment in the Notes.
Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the

Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors that influence the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.
The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.
We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. The Republic of the Marshall Islands does not have a well-developed body of corporate law and, as a result, our noteholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States. Further, the Republic of the Marshall Islands does not have a well-developed body of bankruptcy law. As such, in the case of our bankruptcy, there may be a delay of bankruptcy proceedings and the ability of creditors to receive recovery after a bankruptcy proceeding. We cannot predict whether Marshall Islands courts would reach the same conclusions as U.S. jurisdictions. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

USE OF PROCEEDS
We estimate that the proceeds of this offering will be approximately $     million (or approximately $     million if the underwriters exercise their option to purchase an additional $     aggregate principal amount of the Notes in full). We plan to use the proceeds of this offering, together with cash on hand and funds we are raising through other transactions, to fund the Transaction (see “Prospectus Supplement — Recent Developments”), to repay a portion of our outstanding Credit Facility, which currently has a current interest rate of approximately 7.4% and a maturity date of June 2022, and for general corporate purposes. See “Description of Other Indebtedness”. If the Transaction is not consummated, we expect to use the proceeds of this offering for general corporate purposes.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, total debt and capitalization as of March 31, 2018:
•
on an actual basis;

•
on an as adjusted basis after giving effect to the FSO Term Loan and the distribution of the proceeds of that borrowing by the FSO JV to the Company and the sales of the Seaways Raphael, Seaways Alcmar and Seaways Josefa Camejo; and

•
on an as adjusted basis to also give effect to this offering (assuming the underwriters do not exercise their option to purchase $     additional notes in full) and the anticipated use of proceeds.

The consummation of the Transaction is not subject to the completion of this offering and the completion of this offering is not subject to the consummation of the Transaction.
See “Prospectus Summary — Recent Developments”.
This table should be read in conjunction with management’s discussion and analysis of financial condition and results of operations and the unaudited interim condensed consolidated financial statements and the related notes for the three months ended March 31, 2018 included in our Quarterly Report on Form 10-Q filed on May 7, 2018, which is incorporated by reference herein, and management’s discussion and analysis of financial condition and results of operations and the consolidated financial statements and related notes included in our Annual Report on Form 10-K, as updated by our Current Report on Form 8-K filed on May 14, 2018, which are incorporated by reference herein.
	As of March 31, 2018
(in thousands)	Actual	As Adjusted(1)	As Adjusted to give Effect to the Offering
Total cash:
Cash and cash equivalents	$53,472	$163,472	$211,165
Restricted cash	37,714	75,071	75,071
	$91,186	$238,543	$286,235
Current debt:
2017 Term Loan Facility	$20,625	$20,625	$20,625
	$20,625	$20,625	$20,625
Long-term Debt
2017 Term Loan Facility(2)	$500,643	$500,643	$500,643
The Notes(3)	—	—	47,693
	$500,643	$500,643	$548,336
Equity:
Capital	$30,840	$30,840	$30,840
Paid-in additional capital	1,276,029	1,276,029	1,276,029
(Accumulated deficit)/retained earnings	(209,861)	(205,710)	(205,710)
Accumulated other comprehensive loss	(33,366)	(33,366)	(33,366)
	$1,063,642	$1,067,793	$1,067,793

(1)
Gives effect to $110,000 of proceeds under the FSO Term Loan distributed to INSW and approximately $37,400 of net proceeds on vessel sales. INSW has guaranteed the FSO Term Loan.

(2)
Net of unamortized discount and deferred costs of  $21,857.

(3)
Assumes a principal amount of  $50,000 for the Notes, net of underwriting discounts and offerings expenses.

The above table does not give effect to the consummation of the Transaction. If the Transaction is consummated and we acquire six Acquisition Vessels thereunder, we expect to:
•
assume approximately $310,968,000 of debt under the Sinosure Facility, which will be secured by the Acquisition Vessels;

•
pay approximately $113,032,000 to Euronav in connection with the Transaction;

•
sell the Seaways Laura Lynn for approximately $32,500,000;

•
prepay approximately $60,000,000 in principal amount under the Credit Facility at 101% of par which is treated as a partial extinguishment and results in the write-off of unamortized original issue discount and deferred finance costs associated with the principal reductions; and

•
enter into the ABN AMRO Facility, under which we expect to borrow approximately $29,000,000 secured by the Seaways Raffles. We anticipate that the ABN AMRO facility will close by May 31, 2018.

If we do not consummate the Transaction to acquire the six Acquisition Vessels, we may nonetheless engage in some or all of these transactions. See “Prospectus Summary — Recent Developments”.

Description of Notes
The Company will issue Notes under the Indenture (as defined below) by and between itself and The Bank of New York Mellon, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).
The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA.
You will find the definitions of capitalized terms used in this description under the heading “— Certain Definitions and Interpretations”. For purposes of this Description of Notes, references to “the Company”, “we”, “our” and “us” refer only to International Seaways, Inc. and not to its subsidiaries.
The following description of the particular terms of the Notes offered hereby supplements the “Description of Debt Securities” set forth in the accompanying base prospectus.
General
The Notes will be issued under an indenture (the “Base Indenture”) to be entered into between us and the Trustee, as supplemented by a first supplemental indenture to be entered into between us and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will be a separate series of our “debt securities” (as that term is used in the accompanying base prospectus).
The Notes will initially be limited to $     million in aggregate principal amount (or $     million if the underwriters exercise their option to purchase additional Notes in full). The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any such additional debt securities shall be issued under a separate CUSIP or ISIN number unless such additional debt securities are issued pursuant to a “qualified reopening” of the original Notes, are otherwise treated as part of the same “issue” of debt instruments as the original Notes or both the original Notes and the additional debt securities are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes. Any additional debt securities having such similar terms, together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an event of default has occurred and is continuing with respect to the Notes.
Other than as described under “— Certain Covenants”, the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business, our ability to incur debt, pay dividends, repurchase capital stock or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.
The Notes will mature on May   , 2023 and will bear interest at an annual rate of      % per year.
Interest on the Notes will accrue from May   , 2018. We will make interest payments on the Notes quarterly on March 30, June 30, September 30 and December 30 of each year, beginning on September 30, 2018, to holders of record at the close of business on the            ,            ,             or             (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the Notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The Notes will not be entitled to the benefit of any sinking fund.
The Notes will be issued only in fully registered form without coupons and in minimum denominations of  $25.00 and integral multiples of  $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “— Book-entry System; Delivery and Form”, the Notes will not be issuable in certificated form.
Ranking
The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness.
The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness.
The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. Assuming we had completed this offering on March 31, 2018, after giving effect to the issuance of the Notes and the application of the estimated net proceeds of the offering, we and our subsidiaries would have had an aggregate of approximately $593.1 million of debt outstanding (or approximately $600.6 million if underwriters exercise their option to purchase additional Notes in full). Of such amount, $543.1 million was secured debt. See “Risk Factors — Risks Relating to This Offering”. After giving effect to the Transaction, assuming we acquire six VLCCs and do not resell any to Euronav, we and our subsidiaries would have had an aggregate of approximately $873.2 million of debt outstanding (or approximately $880.7 million if underwriters exercise their option to purchase additional Notes in full). Further, the LNG JV had total debt outstanding of  $586.4 million at March 31, 2018. That debt is secured by substantially all of the LNG JV’s assets and is non-recourse to us. Additionally, on April 26, 2018, the FSO JV borrowed $110 million under its Term Loan and $110 million under its Revolver, each under the FSO Loan Agreement, which is secured by substantially all of the assets of the FSO JV. The Term Loan is guaranteed by us and the Revolver is guaranteed by our JV partner. Our guarantee of the Term Loan ranks equally with the Notes. We expect that our subsidiaries will incur significant additional indebtedness in connection with the Transaction, which will be guaranteed by us. Our guarantee will be unsecured and will rank equally with the Notes. See “Prospectus Supplement — Recent Developments”. The Notes will be unsecured obligations and will be effectively subordinated to our secured debt and secured debt of our subsidiaries.
The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. Accordingly, the Notes will effectively rank junior to all liabilities of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. As of March 31, 2018, our subsidiaries had total liabilities of approximately $548 million. See “Risk Factors — Risks Relating to This Offering”.
Listing
We intend to apply to list the Notes on the New York Stock Exchange under the symbol “    ”. We expect trading in the Notes to begin within 30 days after May   , 2018, the original issue date of the Notes.
Trading Characteristics
The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Additional Amounts
All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of the Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made by the Company or its agent (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:
(1)
any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction including any such connection arising as a result of such holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a domiciliary, citizen, resident or national thereof, (ii) being or having been engaged in a trade or business therein, (iii) having or having had its principal office located therein, (iv) maintaining a permanent establishment therein, (v) being or having been physically present therein, or (vi) otherwise having or having had some connection with the Specified Tax Jurisdiction (other than, in each case, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)
any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)
any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)
any Taxes imposed that would not have been imposed but for a failure of the holder or beneficial owner to comply with a written request of the Company or its agent addressed to the holder to timely provide any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Specified Taxing Jurisdiction of the holder or beneficial owner of a Note if such compliance is required as a precondition to relief or exemption from such Taxes;

(5)
any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)
any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such note;

(7)
any Taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any U.S.

Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(8)
any combination of items (1) through (7) above.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than two business days prior to the date of payment) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.
The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.
Whenever in the Indenture or the Notes there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The Company will pay any present or future stamp, court, issue, registration or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.
The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.
Optional Redemption for Changes in Withholding Taxes
The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of their principal amount of Notes, plus accrued and unpaid interest (if any) to, but not including, the applicable redemption date and all Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:
(1)
a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or

(2)
any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no such notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. Before the Company publishes, mails or delivers notice of redemption of the Notes, the Company will deliver to the Trustee and paying agent (a) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.
The Trustee and paying agent will accept and will be entitled to conclusively rely upon the Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.
Optional Redemption
In addition to the above, the Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June   , 2020, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date.
If fewer than all of the Notes are to be redeemed, the particular Notes to be redeemed shall be selected (i) on a pro rata basis or such other method as required by the applicable procedures of the depositary (if the Notes are global notes), or (ii) if there are no such requirements of the depositary, on a pro rata basis or such other method as may be required by applicable stock exchange rules.
Notice of redemption shall be irrevocable and on the redemption date, the Notes subject to redemption shall become due and payable at the redemption price, and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest.
In addition to the foregoing, we or our affiliates may also purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.
Certain Covenants
The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “— Certain Definitions and Interpretations” below.
(a)
Limitation on Borrowings.   The Company shall not permit Total Borrowings to equal or exceed 70% of Total Assets.

(b)
Limitation on Minimum Net Worth.   The Company shall ensure that Net Worth always exceeds six hundred million dollars (US $600,000,000).

(c)
Reports.   During the period that any Cross Default (as defined under “— Certain Definitions and Interpretations”) exists, at the request of any holder of the Notes, the Company shall provide, to the extent that it is not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to the Cross Default. As a condition to the receipt of such report or other information, such holder must agree not to disclose such report or information to any third party or to purchase or sell any of the Company’s securities on the basis of any material, nonpublic information included in such report or other information.

(d)
Restricted Payments.   The Company will not, nor will the Company permit any of its subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may make Restricted Payments payable solely in equity interests issued by the Company and not in cash, (b) a subsidiary of the Company may make Restricted Payments in cash to the Company or another subsidiary of the Company and in each case to other owners of the equity of such subsidiary on a pro rata basis and (c) the Company may make any other Restricted Payments in cash in accordance with applicable law so long as after giving effect thereto no default has occurred and is continuing and no default will result therefrom.

(e)
Line of Business.    The primary business of the Company and its subsidiaries, taken as a whole, shall be the direct or indirect ownership, management, operation, leasing or chartering of vessels for the transportation or storage of crude oil, refined petroleum products, chemicals and liquefied natural gas, for use for floating production, storage and offtake or floating storage and offtake and for any business incidental thereto.

(f)
Fundamental Changes.    The Company will not, nor will the Company permit any of its subsidiaries (other than an Immaterial Subsidiary) to, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with the Company or its subsidiaries, or sell, transfer, lease (other than leases and charters in the ordinary course of business) or otherwise dispose of  (in one transaction or in a series of transactions) all or any substantial part of the assets of the Company, or all or any substantial part of the stock of any of its subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no default shall have occurred and be continuing:

(i)
any subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)
any subsidiary may merge into any other subsidiary in a transaction in which the Company’s consolidated ownership interest percentage in the surviving subsidiary is no less than the Company’s consolidated ownership interest percentage in either predecessor entity;

(iii)
any subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another subsidiary;

(iv)
any subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the Company’s best interests and is not materially disadvantageous to the holders of the Notes;

(v)
the Company and any subsidiary may sell, transfer or otherwise dispose of any of the Company’s or its subsidiaries’ assets, including equity interests in any of its subsidiaries, (in the ordinary course of business or otherwise) in any transaction or series of transactions so long as (A) the aggregate market value of all assets so sold, transferred, leased or otherwise disposed of under this clause (v) during any fiscal year does not exceed 25% of the aggregate market value of all of the Company’s and the Company’s subsidiaries’ assets on the last day of the immediately preceding fiscal year and (B) the Company receives, or the relevant subsidiary receives, consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition;

(vi)
the Company and any subsidiary may enter into any sale, transfer or disposition that is followed by the leasing back of the asset sold, transferred or disposed of; and

(vii)
so long as no default or Change of Control would result therefrom, the Company and any subsidiary may acquire the assets or interests of any person by way of merger or consolidation, so long as, after taking into account such acquisition, the transportation or storage of crude oil, refined petroleum products, chemicals and liquefied natural gas, for use for floating production, storage and offtake or floating storage and offtake and for any business incidental thereto constitute at least 51% the Company’s consolidated total assets.

Compliance with the foregoing covenants is measured on the last day of each of our fiscal quarters, commencing June 30, 2018. Within 60 days after the end of the first three fiscal quarters each fiscal year and within 120 days after the end of each fiscal year, the Company is required to deliver to the Trustee an officer’s certificate confirming compliance with each of the covenants described above. Each such certificate will be made available to the holders of the Notes upon request to the Trustee. The Company shall mail, within 10 Business Days of the discovery thereof, to all holders of the Notes and Trustee, notice of any default in compliance with the covenants described above.
Certain Definitions and Interpretations
For purposes of the foregoing provisions, the following definitions shall apply:
“Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents as determined in accordance with U.S. GAAP.
“Credit Facility” means, with respect to the Company or any subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.
“Cross Default” means, a default by the Company under any Credit Facility if such default:
(a)
is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility (other than non-recourse indebtedness of any subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (“payment default”); or

(b)
results in the acceleration of such indebtedness prior to its maturity;

and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $35 million or more.
“Immaterial Subsidiary” means any subsidiary of the Company that is not a Significant Subsidiary.
“Intangible Assets” means, in respect of the Company as of a given date, the intangible assets of the Company of the types, if any, presented in the Company’s consolidated balance sheet.
“Net Worth” means, as of a given date, the result of, without duplication:
(a)
Total Assets, less

(b)
Intangible Assets, less

(c)
Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Non-Recourse Liabilities” means, in respect of the Company or any subsidiary thereof as of a given date, the non-recourse liabilities as described in subparts (a)-(h) of the definition of Total Borrowings which neither the Company nor any other subsidiary thereof provides any credit support of any kind to or is directly or indirectly liable as a guarantor or otherwise, other than a pledge of the equity interests in the Non-Recourse Subsidiary.
“Non-Recourse Subsidiary” means any subsidiary of the Company that has only Non-Recourse Liabilities.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of or other ownership interests in the Company or any subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of or other ownership interests in the Company or any subsidiary or any option, warrant or other right to acquire any such shares of capital stock of or other ownership interests in the Company or any subsidiary.

“Significant Subsidiary” means the “significant subsidiaries” or any “significant subsidiary” of the Company, as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.
“Total Assets” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:
(a)
all of the assets of the Company of the types presented on its consolidated balance sheet; less

(b)
Cash and Cash Equivalents; less

(c)
Non-Recourse Liabilities; and less

(d)
assets under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Company is required to record on its books under U.S. GAAP even though the Company is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:
(a)
the outstanding principal amount of any moneys borrowed; plus

(b)
the outstanding principal amount of any acceptance under any acceptance credit; plus

(c)
the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d)
the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e)
the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f)
the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g)
any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h)
the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Company to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company on a consolidated basis in accordance with US GAAP; less

(i)
Cash and Cash Equivalents; less

(j)
Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:
(a)
indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations;

(b)
indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Company is required to record on its books under U.S. GAAP even though the Company is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel;

(c)
preferred or prepaid revenues;

(d)
purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such asset; and

(e)
any obligations constituting the exercise of appraisal rights and settlements of any claim of actions (whether actual, contingent or potential) with respect thereto.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.
For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with U.S. GAAP in effect as of March 31, 2018.
Change of Control Permits Holders to Require Us to Purchase Notes
If a Change of Control (as defined below) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of the Notes, or any portion of the principal amount thereof, that is equal to $25 or multiples of  $25. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Change of Control Purchase Date (unless the Change of Control Purchase Date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the Change of Control Purchase Price will be equal to 101% of the principal amount of the Notes to be purchased). The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if
(1)
any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)
the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)
“Continuing Directors” (as defined below) cease to constitute at least a majority of our board of directors; or

(4)
after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, the Notes fail, or at any point cease, to be listed on the New York Stock Exchange or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.
On or before the 20th day after the occurrence of a Change of Control, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control and of the resulting purchase right. Such notice shall state, among other things:

•
the events causing a Change of Control;

•
the date of the Change of Control;

•
the last date on which a holder may exercise the repurchase right;

•
the Change of Control Purchase Price;

•
the Change of Control Purchase Date;

•
the name and address of the paying agent; and

•
the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
To exercise the Change of Control purchase right, you must deliver, on or before the business day immediately preceding the Change of Control Purchase Date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Change of Control Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Your purchase notice must state:
•
if certificated, the certificate numbers of the Notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•
the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and

•
that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date. The notice of withdrawal shall state:
•
the principal amount of the withdrawn Notes;

•
if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•
the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the Notes on the Change of Control Purchase Date. You will receive payment of the Change of Control Purchase Price on the later of the Change of Control Purchase Date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price of the Notes on the Change of Control Purchase Date, then:
•
the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•
all other rights of the holder will terminate (other than the right to receive the Change of Control Purchase Price).

In connection with any purchase offer pursuant to a Change of Control purchase notice, we will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.
No Notes may be purchased at the option of holders upon a Change of Control if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The purchase rights of the holders could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of  “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to This Offering — We may not have the ability to raise the funds necessary to purchase the Notes as required upon a change of control, and our credit facilities and lease arrangements for existing and future indebtedness or obligations may contain limitations on our ability to purchase the Notes”. If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer or lease its properties or assets substantially as an entirety to us, unless:
•
the successor person is a corporation organized and existing under the laws of the Republic of the Marshall Islands, the Cayman Islands, the United States, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Commonwealth of Bermuda, the British Virgin Islands or any Member State of the European Union and expressly assumes by supplemental indenture all of our obligations under the Notes and the Indenture;

•
immediately after giving effect to the transaction and treating indebtedness which becomes an obligation of ours or a subsidiary of ours as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no default or event of default shall have occurred and be continuing; and

•
the Company delivers to the Trustee an officer’s certificate and opinion of counsel each stating that the transaction, and the supplemental indenture required in connection therewith, complies with all the conditions in the Indenture.

•
Upon any consolidation of the Company with, or merger of the Company into, any other person or any conveyance, transfer, or lease of the properties and assets of the Company substantially as an entirety in accordance with the Indenture, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer, or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor person had been named as the Company in the Indenture, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Indenture and the Notes.

Events of Default
The Notes are subject to the following events of default:
(1)
failure to pay any interest on the Notes within 30 days after such interest becomes due and payable;

(2)
failure to pay principal of  (or premium, if any, on) the Notes at maturity, or if applicable, the redemption price, when the same becomes due and payable;

(3)
failure to perform or comply with the provisions of the Indenture described under “— Consolidation, Merger and Sale of Assets”;

(4)
failure to provide a notice of a Change of Control or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control in conformity with the covenant described under “— Change of Control Permits Holders to Require Us to Purchase Notes”;

(5)
failure to comply with (or obtain a waiver with respect to) any of the other covenants or agreements in the Notes or the Indenture for 90 days after there has been given, by registered or certified mail, to us by the Trustee or to us by the holders of at least 25% in principal amount of the Notes specifying such failure and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(6)
a default or defaults with respect to any issue or issues of other debt of the Company or any subsidiary having an outstanding aggregate principal amount of  $35 million for all such issues of all such persons, whether such debt now exists or shall hereafter be created, which default or defaults shall constitute a failure to pay all or any portion of the principal of such debt when due and payable or shall have resulted in such debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable and such debt has not been discharged in full or such acceleration has not been rescinded or annulled (by cure, waiver or otherwise) within 60 days of such acceleration; provided, however, that any secured debt in excess of the limits set forth above shall be deemed to have been declared due and payable if the lender in respect thereof takes any action to enforce a security interest against, or an assignment of, or to collect on, seize, dispose of or apply any assets of the Company or its subsidiaries (including lock-box and other similar arrangements) securing such debt, or to set off against any bank accounts of the Company or its subsidiaries in excess of  $35 million in the aggregate;

(7)
one or more judgments, decrees, verdicts, consent orders, consent decrees, writs, declarations or injunctions (“Orders”) for the payment of money in an aggregate amount of  $35.0 million or more that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count if responsibility for such amounts has been denied by such insurance company or such insurance company has not been properly notified of such amounts) shall be rendered against the Company or any subsidiary and remains undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of the Company or any subsidiary to enforce any such Order; and

(8)
certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

If an event of default with respect to the Notes shall occur and be continuing, the Trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the Notes may declare, by notice as provided in the Indenture, the principal amount of the Notes outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal (or premium, if any) and interest, have been cured or waived.

Any past default under the Indenture and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of the Notes, except in the case of  (i) default in the payment of the principal of  (or premium, if any) or interest on any Notes or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding Note affected.
After the occurrence of any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an event of default (a “default”) with respect to items (1) or (2) under “Events of Default” or after the occurrence of any event of default, holders will have the right to receive additional interest on the Notes at an annual rate equal to 2.00% per annum of the outstanding principal amount of the Notes for each day beginning on, and including, the date on which such default or event of default, as applicable, first occurs and on which such default or event of default, as applicable, is continuing. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes.
Notwithstanding the foregoing, if we so elect, the sole remedy under the Indenture for an event of default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our annual and quarterly reporting obligations to the Trustee and the Commission, as described under “— Reports” below, will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such event of default first occurs and on which such event of default is continuing. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such event of default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other events of default.
In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.
The Trustee is required, within 90 days after the occurrence of a default (which is known to the Trustee and is continuing) to give to the holders of the Notes notice of such default; provided, however, that, except in the case of a default in the payment of the principal of  (and premium, if any) or interest, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes.
The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification satisfactory to it by the holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of the holders. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes.
No holder of a Note may institute any action against the Company under the Indenture (except actions for payment of overdue principal of  (and premium, if any) or interest on such Note) unless (i) the holder has given to the Trustee written notice of an event of default and of the continuance thereof with respect to the Notes specifying an event of default, (ii) the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have requested the Trustee to institute such action and offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the Trustee shall not have instituted such action within 60 days of such request.
Notwithstanding the foregoing, the holder of a Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and any interest on such Note on the stated maturity thereof  (or, in the case of redemption or mandatory repurchase, on the redemption date or repurchase date, as applicable), and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such holder.
The Indenture requires that the Company furnish annually to the Trustee statements as to its compliance with all conditions and covenants under the Indenture.
Modification and Waiver
We and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:
(1)
change the stated maturity of the principal of, or any installment of principal of or interest on, any Note, or reduce its principal amount or rate of interest or any premium payable upon its redemption or adversely affect any right of repayment at the option of the holder of any Note, or impair the right to institute suit for the enforcement of any such payment on or after its stated maturity (or, in the case of redemption or required repurchase, on or after the redemption date or repurchase date, as applicable), or

(2)
reduce the percentage in principal amount of the Notes the consent of whose Holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture and their consequences provided for in the Indenture, or

(3)
modify certain other percentages in principal amount of Notes set forth in the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note.

Without the consent of any holders of the Notes, the Company and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures for any of the following purposes:
(1)
to evidence the succession of another person to the Company in accordance with the covenant described under “— Consolidation, Merger and Sale of Assets”; or

(2)
to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company; or

(3)
to add any additional events of default for the benefit of the holders of the Notes; or

(4)
to secure the Notes; or

(5)
to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6)
to comply with any requirements of the Commission in connection with qualifying the Indenture under the Trust Indenture Act or conform the Indenture or the Notes to the description thereof contained in this offering memorandum;

(7)
to cure any ambiguity, mistake, defect or inconsistency; or

(8)
to conform the terms of the Indenture or the Notes to the description thereof in this prospectus supplement, as determined in good faith by our board of directors;

(9)
to make any change, provided that such change shall not adversely affect the interests of the holders of the Notes in any material respect.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge, Defeasance and Covenant Defeasance
We may discharge certain obligations to holders of the Notes which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in the Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of  (and premium, if any) and interest on such Notes.
We may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the Notes (including the obligations set forth under “— Certain Covenants” and “— Change of Control Permits Holders to Require Us to Purchase Notes” and the events of default in items (6) and (7) under “— Events of Default” (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of cash and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of  (and premium, if any) or interest on the Notes to maturity or redemption, as the case may be. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the Trustee (i) an officers’ certificate to the effect that the relevant securities exchange(s) have informed it that the Notes, if then listed on any securities exchange, will not be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. We may exercise our defeasance option with respect to the Notes notwithstanding our prior exercise of our covenant defeasance option.
If we satisfy and discharge our obligations under the Indenture, the Company will be released from its obligations in the provisions described under “— Change of Control Permits Holders to Require Us to Purchase Notes”.
Registration, Registration of Transfer and Exchange
We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be made for any registration of transfer or exchange of Notes, but we or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes. We are not required to transfer or exchange any note surrendered for purchase except for any portion of that note not being purchased.
We reserve the right to:
•
vary or terminate the appointment of the security registrar or paying agent;

•
appoint additional paying agents; or

•
approve any change in the office through which any security registrar or any paying agent acts.

Payment and Paying Agents
Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.
The Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.
Purchase and Cancellation
The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.
We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.
Reports
So long as any Notes are outstanding, we will (i) file with the Commission within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the Commission pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, including quarterly and annual financial information to the extent required of us to be contained in Forms 10-Q and 10-K. We shall not be required to file any report or other information with the Commission if the Commission does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the Commission via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR.
Replacement of Notes
We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such note before a replacement note will be issued. In the case any such mutilated, destroyed, lost or stolen Note is or is about to become due and payable, we may, instead of issuing a new Note, pay such Note.

Notices
Except as otherwise described herein, notice to registered holders of the Notes will be given in writing (i) mailed, first-class postage prepaid, to each Note holder, at his address as it appears in the security register or (ii) in the event that a depository is a holder of Notes issued in the form of a global note, by electronic, email or other means acceptable to the depository. Notices will be deemed to have been given on the date of such mailing or electronic delivery. In cases where notice to holders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular holder will affect the sufficiency of such notice with respect to other holders. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf  (and we will make any notice we are required to give to holders available on our website).
Governing Law
The Indenture and the Notes will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflicts of laws.
Concerning the Trustee
The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
In case an event of default has occurred and is continuing, the Trustee is required to exercise the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. No provision of the Indenture shall be construed to relieve the Trustee from liability for its own negligent action, negligent failure to act or wilful misconduct, except the Trustee will not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in aggregate principal amount outstanding of the Notes.
The Bank of New York Mellon will be the Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.
Book-entry System; Delivery and Form
Global Notes
We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.
The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
We understand that:
•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•
Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•
DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•
The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.
We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
•
upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•
ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.
Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.
Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.
Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearance and Settlement Procedures
Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Certificated Notes
We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:
•
DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or is not longer registered or in good standing under the Exchange Act or other applicable statute or regulation, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•
an event of default under the Indenture has occurred and is continuing with respect to the Notes, and DTC requests the issuance of certificated Notes; or

•
we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS
Credit Facility
The Credit Facility includes a revolving credit facility of  $50 million (the “2017 Revolver Facility”) and (ii) a term loan of  $550 million (the “2017 Term Loan Facility” and, together with the 2017 Revolver Facility, the “Credit Facility”). The Credit Facility is secured by a first lien on substantially all of the assets of International Seaways Operating Corporation (“ISOC”) and certain of its subsidiaries. Our guarantee of the Credit Facility is unsecured and ranks equally with the Notes.
The 2017 Term Loan Facility matures on June 22, 2022, and the 2017 Revolver Facility matures on December 22, 2021. The maturity dates for the Credit Facility are subject to acceleration upon the occurrence of certain events (as described in the credit agreement).
On March 21, 2018, the $30 million outstanding balance under the 2017 Revolver Facility was repaid in full using proceeds from the sale of vessels sold during December 2017 and the first quarter of 2018.
The 2017 Term Loan Facility amortizes in quarterly installments equal to 0.625% of the original principal amount of the loan for the first four quarterly installments and equal to 1.25% of the original principal amount of the loan for all quarterly installments thereafter. The 2017 Term Loan Facility is subject to additional mandatory annual prepayments in an aggregate principal amount of 50% of Excess Cash Flow, as defined in the credit agreement.
Management estimated that it will have no Excess Cash Flow under the 2017 Term Loan Facility for the year ended December 31, 2018 based on the actual results of the three months ended March 31, 2018 and the projection for the remainder of 2018. Accordingly, there is currently no mandatory prepayment expected during the first quarter of 2019.
As set forth in the Credit Facility credit agreement (the “2017 Credit Agreement”), the Credit Facility contains certain restrictions relating to new borrowings and the Company’s ability to receive cash dividends, loans or advances from ISOC and its subsidiaries that are Restricted Subsidiaries (as defined in the 2017 Credit Agreement). As of March 31, 2018, permitted cash dividends that can be distributed to the Company by ISOC under the 2017 Term Loan Facility was $15 million.
The Credit Facility has covenants to maintain the aggregate Fair Market Value (as defined in the 2017 Credit Agreement) of the Collateral Vessels (as defined in the 2017 Credit Agreement) at greater than or equal to $300 million at the end of each fiscal quarter and to ensure that at any time, the outstanding principal amounts of the Credit Facility and certain other secured indebtedness permitted under the 2017 Credit Agreement minus the amount of unrestricted cash and cash equivalents does not exceed 65% of the aggregate Fair Market Value of the Collateral Vessels plus the Fair Market Value of certain joint venture equity interests. The Company had substantial headroom under this covenant as of March 31, 2018, with an estimated ratio of 45%.
Our lenders have consented to an amendment to the Credit Facility. See “Prospectus Summary —  Recent Developments”.
FSO Facility
On April 26, 2018, TI Africa Limited (“TI Africa”) and TI Asia Limited (“TI Asia”), the joint ventures in which the Company and Euronav each own a 50% interest and which own the FSO Africa and FSO Asia floating and offloading service vessels, respectively, closed on a $220 million secured credit facility (the “FSO Loan Agreement”). The FSO Loan Agreement is among TI Africa and TI Asia, as joint and several Borrowers (the “Borrowers”), ABN AMRO Bank N.V. and ING Belgium SA/NV, as Lenders, Mandated Lead Arrangers and Swap Banks, and ING Bank N.V., as Agent and as Security Trustee. The FSO Loan Agreement provides for (i) a term loan of  $110 million (the “Term Loan”), which is repayable in scheduled quarterly installments over the course of the two service contracts for the FSO Asia and FSO Africa with North Oil Company, maturing in July 2022 and September 2022, respectively, and (ii) a revolving credit facility of  $110 million (the “Revolver”), which revolving credit commitment reduces quarterly over the course of the foregoing two service contracts.

The Borrowers distributed on April 26, 2018 the entire $110 million of proceeds of the Term Loan to the Company, which has guaranteed the Term Loan and which expects to use the proceeds for general corporate purposes, including to fund partially the previously disclosed agreement to purchase the Acquisition Vessels from Euronav. The Borrowers also borrowed the entire $110 million available under the Revolver and distributed on April 26, 2018 the proceeds to Euronav, which has guaranteed the Revolver. The Term Loan and the Revolver are secured by, among other things, a first preferred vessel mortgage on the FSO Africa and FSO Asia, an assignment of the service contracts for the FSO Africa and FSO Asia and the aforementioned guarantee of the Term Loan by the Company and the guarantee of the Revolver by Euronav.
Interest payable on the Term Loan and on the Revolver is three month, six month or twelve month LIBOR, as selected by the Borrowers, plus 2.00%. On April 30, 2018, the Borrowers entered into swap transactions which fixed the interest rate on the Term Loan at 4.863% per annum, effective as of June 30, 2018. On May 4, 2018, the Borrowers entered into swap transactions which fixed the interest rate on the Revolver at 4.85% per annum, effective as of June 30, 2018. The Borrowers have agreed to pay a commitment fee (“Commitment Fee”) of 0.7% on any undrawn amount under the Revolver. The Company has agreed to pay Euronav an amount equal to the first 0.3% of the 0.7% Commitment Fee and, to the extent the Revolver is fully drawn, to pay Euronav an amount equal to the first 0.3% of the amount of loan interest payable under the Revolver.
The Loan Agreement has a financial covenant that the Debt Service Cover Ratio (as defined in the FSO Loan Agreement) shall be equal or greater than 1.10 to 1.00. The Company’s guarantee of the Term Loan has financial covenants that provide (i) the Company’s Liquid Assets shall not be less than the higher of  $50 million and 5% of Total Indebtedness of the Company, (ii) the Company shall have Cash of at least $30 million and (iii) the Company is in compliance with the Loan to Value Test (as such capitalized terms are defined in the Company guarantee pursuant to the FSO Loan Agreement or in the case of the Loan to Value Test, as defined in the 2017 Credit Agreement).
Sinosure Facility and ABN AMRO Facility
In connection with the Transaction, we expect to assume the Sinosure Facility and enter into the ABN AMRO Facilities. See “Prospectus Summary — Recent Developments”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations that may be relevant to a holder of a Note. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Notes that will hold Notes as capital assets, and does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, persons subject to the alternative minimum tax, U.S. expatriates or persons that have a “functional currency” other than the U.S. dollar.
This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws or the Medicare tax on net investment income. Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.
As used herein, a “U.S. holder” is a beneficial owner of a Note that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the Note.
U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although it is not clear to what types of income the book/tax conformity rule applies. This rule generally is effective for tax years beginning after December 31, 2017 or, for debt securities issued with original issue discount, for tax years beginning after December 31, 2018. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.
U.S. Holders
Payments of Interest.   The gross amount of stated interest will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will not be issued with more than a de minimis amount of original issue discount (“OID”). In general, however, if the Notes are issued with more than de minimis OID, a U.S. holder will be required to include OID in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. The application of the book-tax conformity rule to OID and de minimis OID is uncertain in some respects. The book/tax conformity rule applies to OID in some cases, and therefore may require accrual method holders to include OID on original issue discount debt securities in a more accelerated manner than described above if they do so for financial accounting purposes. It is uncertain what adjustments, if any, should be made in later accrual periods when taxable income exceeds income reflected on the United States Holder’s financial statements to reflect the accelerated accrual of income in earlier periods. In addition, it is possible, although less likely, that accrual method holders may be required to include de minimis OID in gross income as the de minimis OID accrues for financial statement purposes.
Sale, Exchange and Retirement of Notes.   Upon the sale, exchange or retirement of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the U.S. holder’s tax basis in such Note. A U.S. holder’s tax basis in a Note will generally equal the cost of the Note to such holder. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the

U.S. holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.
Specified Foreign Financial Assets.   Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of  $50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include Notes issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Notes, including the application of the rules to their particular circumstances.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments on the Notes made to, and the proceeds of dispositions of Notes effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS
The following is a discussion of the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.
Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on payments we make to you with respect to our Notes. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of the Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.
Each prospective noteholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in the Notes. Further, it is the responsibility of each holder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of it.

UNDERWRITING
Morgan Stanley & Co. LLC, Stifel, Nicolaus & Company, Incorporated and Jefferies LLC are acting as joint book-running managers of this offering and as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.
Underwriter	Principal Amount
Morgan Stanley & Co. LLC	$
Stifel, Nicolaus & Company, Incorporated
Jefferies LLC
B.Riley FBR, Inc.
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes (other than those covered by the underwriters’ option to purchase additional Notes described below) if they purchase any of the Notes.
Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $     million additional principal amount of Notes at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a principal amount of additional Notes approximately proportionate to that underwriter’s initial purchase commitment. Any Notes issued or sold under the option will be issued and sold on the same terms and conditions as the other Notes that are the subject of this offering. The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.
Paid by Us
	No Exercise	Full Exercise(1)
Per Note	$	$
Total	$	$

(1)
Reflects full exercise of the underwriter’s option to purchase $     million additional principal amount of the Notes.

We estimate that our total expenses for this offering will be approximately $0.7 million.
The Notes are a new issue of securities with no established trading market. We will apply to list the Notes on the New York Stock Exchange under the symbol “    ”. We expect trading in the Notes on the New York Stock Exchange to commence within 30 days after     , 2018, the original issue date of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice, in their sole discretion. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
In the underwriting agreement, we have agreed that we will not, during the period from the date of the underwriting agreement through the date that is 45 days subsequent to the date of the final prospectus, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase or otherwise acquire debt securities of the Company substantially similar to the Notes (other than (i) the Notes, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the underwriters).
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
In connection with the offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.
•
Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

•
Overallotment involves sales by the underwriters of Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•
Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

•
These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company. Certain affiliates of the underwriters are lenders and/or agents under one or more of the Company’s credit facilities.
Settlement
We expect to deliver the notes against payment therefor on or about the date specified on the cover page of this prospectus, which will be the business day following the date of the pricing of the Notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes prior to the second date before settlement day will be required, by virtue of the fact that the notes initially will settle T+5, to specify alternative settlement arrangements to prevent a failed settlement.
Selling Restrictions
European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “retail investor” means a person who is one (or more) of the following:
•
from the date of application of Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”), a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

•
a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

•
not a qualified investor as defined in Directive 2003/71/EC (as amended).

Consequently no key information document required by PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus has been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the Prospectus Directive.
For the purposes of this provision, an offer of Notes in relation to any Notes in any relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that relevant Member State by any measure implementing the Prospectus Directive in that relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Canada
The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this prospectus supplement.
France
Neither this prospectus nor any other offering material relating to the Notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Notes has been or will be:

•
released, issued, distributed or caused to be released, issued or distributed to the public in France: or

•
used in connection with any offer for subscription or sale of the Notes to the public in France.

Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-l º — or — 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Switzerland
Neither this prospectus nor any other material relating to the Notes which is the subject of the offering contemplated by this prospectus constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The Notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus or any other material relating to the Notes are personal and confidential and do not constitute an offer to any other person. This prospectus or any other material relating to the Notes may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. Such materials may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.
Hong Kong
The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The Notes offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(lA), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor.

Shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:
•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•
where no consideration is or will be given for the transfer; or

•
where the transfer is by operation of law.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us for their judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. We have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 as our registered agent, and it can accept service of process on our behalf in any such action.
In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers in judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS
Certain legal matters in connection with this offering, including the validity of the Notes, will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters as to Marshall Islands law will be passed upon for us by Reeder & Simpson, P.C., a Marshall Islands law corporation. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS
The consolidated financial statements of International Seaways, Inc. appearing in our Current Report on Form 8-K dated May 14, 2018 (including the schedule appearing therein) for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The financial statements as of December 31, 2016 and for each of the two years in the period ended December 31, 2016 incorporated in this prospectus by reference to International Seaways, Inc.’s Current Report on Form 8-K dated May 14, 2018, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•
Our Annual Report on Form 10-K, filed with the Commission on March 12, 2018, as updated by our Current Report on Form 8-K filed with the Commission on May 14, 2018;

•
Our Quarterly Report on Form 10-Q, filed with the Commission on May 7, 2018;

•
Our Proxy Statement, filed with the Commission on April 12, 2018; and

•
Our Current Reports on Form 8-K, filed with the Commission on April 10, 2018; April 24, 2018; April 30, 2018; May 4, 2018; and May 14, 2018.

We also incorporate by reference any filings made with the SEC in accordance with Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information contained in such filings that is deemed “furnished” in accordance with SEC rules, unless such information is expressly incorporated herein by a reference in such filings. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
International Seaways, Inc.
600 Third Avenue, 39th Floor
New York, NY 10016
(212) 578-1600

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at www.intlseas.com. We have included out website address only as an inactive textual reference and do not intend it to be an active link to our website, nor do we incorporate the information set forth on the website.
This prospectus supplement is part of the registration statement and does not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

PROSPECTUS
International Seaways, Inc.
Debt Securities and Preferred Stock

We may offer from time to time preferred stock or debt securities having an aggregate public offering price not to exceed $100 million, or the equivalent thereof in one or more foreign currencies. We may offer such securities separately or together, in one or more series or classes and in amounts, at prices and on terms to be determined at the time of sale.
We will provide the specific terms of any offering of the securities in supplements to this prospectus.
This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities in a supplement or supplements to this prospectus. You should read this prospectus, any prospectus supplement and the risk factors incorporated by reference herein or included in any prospectus supplement carefully before you invest in our securities.
If we decide to seek a listing of any debt securities or preferred stock offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any. Our common stock is listed on the New York Stock Exchange under the symbol “INSW.”
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or other offering materials.
Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus and, if applicable, in the documents we file with the Securities and Exchange Commission and as set forth in any applicable prospectus supplement before investing in our securities.
We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2018.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of  $100 million, or the equivalent thereof in one or more foreign currencies.
This prospectus only provides you with a general description of the securities that may be offered. Each time we sell securities using this shelf registration, we will provide a supplement or supplements to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read in their entirety both this prospectus and any accompanying prospectus supplement, together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in any of the securities being offered.
You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since such date. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.
You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted
In this prospectus, unless otherwise specified or the context otherwise requires, we use the terms “the Company,” “INSW,” “we,” “our” and “us” to refer to International Seaways, Inc., a Marshall Islands corporation, and its consolidated subsidiaries. References to “International Seaways, Inc.” refer only to International Seaways, Inc. on an unconsolidated basis, except where the context may require otherwise.
ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it may not contain all the information that may be important to you in, or that you should consider before making a decision as to whether or not to invest in our securities, and is qualified in its entirety by the more detailed information included in and incorporated by reference into this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference,” before making an investment decision. For a more complete description of our business as of the date of this prospectus, see the “Business” section of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018 (Commission File No. 001-37836) (the “Form 10-K”), which is incorporated by reference herein.
A glossary of shipping terms that should be used as a reference when reading this prospectus and the documents incorporated by reference herein can be found in the Form 10-K.
Our Company
We are a leading provider of ocean transportation services for crude oil and refined petroleum products. We own or operate a fleet of more than 50 vessels, all of which operate in International Flag markets. We serve a diverse group of customers, including major independent and state-owned oil companies, oil traders and refinery operators, and have a reputation in the industry for excellent service.
Our vessel operations are organized into two segments: Crude Tankers and Product Carriers. Our fleet consists of ULCC, VLCC, Aframax and Panamax crude tankers, as well as LR1, LR2 and MR product carriers, and includes vessels owned by two joint ventures (the “JVs”) through which we have ownership interests in four liquefied natural gas (“LNG”) carriers and two floating storage and offloading (“FSO”) service vessels.
INSW generally charters its vessels to customers either for specific voyages at spot rates or for specific periods of time at fixed daily amounts through time charters or bareboat charters. Spot market rates are highly volatile, while time charter and bareboat charter rates provide more predictable streams of time charter equivalent (“TCE”) revenues because they are fixed for specific periods of time. Shipping revenues from our fleet, derived primarily through spot market voyage charters, were $290 million during 2017, while TCE revenues (Shipping revenues less Voyage expenses) were $275 million for that period.
Company Information
Our executive offices are located at 600 Third Avenue, 39th Floor, New York, New York 10016, and our telephone number is (212) 578-1600. Our Internet website address is www.intlseas.com. Information on, or accessible through, our website is not incorporated into, nor should it be considered part of, this prospectus or any applicable prospectus supplement, except as and solely to the extent otherwise provided herein or therein. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and in the documents incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K, and in each of our subsequent Quarterly Reports on Form 10-Q. before making an investment decision. If any of the risks described in these documents actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The risks described below are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements other than statements of historical facts should be considered forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Such forward-looking statements represent our reasonable expectation with respect to future events or circumstances based on various factors and are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in these statements. You should not place undue reliance on any forward-looking statements and should consider the following factors, as well as the factors discussed elsewhere in this prospectus, including under “Risk Factors,” when reviewing such statement. We believe that these factors include, but are not limited to:
•
the highly cyclical nature of INSW’s industry

•
fluctuations in the market value of vessels;

•
declines in charter rates, including spot charter rates or other market deterioration;

•
an increase in the supply of vessels without a commensurate increase in demand;

•
the impact of adverse weather and natural disasters;

•
the adequacy of INSW’s insurance to cover its losses, including in connection with maritime accidents or spill events;

•
constraints on capital availability;

•
changing economic, political and governmental conditions in the United States and/or abroad and general conditions in the oil and natural gas industry;

•
changes in fuel prices;

•
acts of piracy on ocean-going vessels;

•
terrorist attacks and international hostilities and instability;

•
the impact of public health threats and outbreaks of highly communicable diseases;

•
the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future;

•
the Company’s ability to generate sufficient cash to service its indebtedness and to comply with debt covenants;

•
the Company’s ability to make additional capital expenditures to expand the number of vessels in its fleet, and to maintain all of its vessels and to comply with existing and new regulatory standards;

•
the availability and cost of third party service providers for technical and commercial management of the Company’s fleet;

•
fluctuations in the contributions of the Company’s joint ventures to its profits and losses;

•
the Company’s ability to renew its time charters when they expire or to enter into new time charters;

•
termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates and the ability of such commercial pools to pursue a profitable chartering strategy;

•
competition within the Company’s industry and INSW’s ability to compete effectively for charters with companies with greater resources;

•
the loss of a large customer or significant business relationship;

•
the Company’s ability to realize benefits from its past acquisitions or acquisitions or other strategic transactions it may make in the future;

•
increasing operating costs and capital expenses as the Company’s vessels age, including increases due to limited shipbuilder warranties or the consolidation of suppliers;

•
the Company’s ability to replace its operating leases on favorable terms, or at all;

•
changes in credit risk with respect to the Company’s counterparties on contracts;

•
the failure of contract counterparties to meet their obligations;

•
the Company’s ability to attract, retain and motivate key employees;

•
work stoppages or other labor disruptions by employees of INSW or other companies in related industries;

•
unexpected drydock costs;

•
the potential for technological innovation to reduce the value of the Company’s vessels and charter income derived therefrom;

•
the impact of an interruption in or failure of the Company’s information technology and communication systems upon the Company’s ability to operate;

•
seasonal variations in INSW’s revenues;

•
government requisition of the Company’s vessels during a period of war or emergency;

•
the Company’s compliance with complex laws, regulations and in particular, environmental laws and regulations, including those relating to the emission of greenhouse gases and ballast water treatment;

•
any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery or corruption;

•
the impact of litigation, government inquiries and investigations;

•
governmental claims against the Company;

•
the arrest of INSW’s vessels by maritime claimants;

•
changes in laws, treaties or regulations; and

•
the impact that Brexit might have on global trading parties.

The factors identified above should not be construed as exhaustive list of factors that could affect our future results, and should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. The forward-looking statements made in this prospectus are made only as of the date of this prospectus. The forward-looking statements made in documents incorporated by reference into this prospectus are made only as of the date of such documents. The forward-looking statements made in any accompanying prospectus supplement are made only as of the date of such document. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.
You should refer to our periodic and current reports filed with the SEC for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated (dollars in thousands).
	Three months ended March 31, 2018	Year ended December 31,
		2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	—	—	—	4.39	—	—
Deficiency of Earnings to Fixed Charges	$28,733	$113,321	$15,699		$119,782	$751,248
For purposes of calculating this ratio, earnings consist of income (loss) before income taxes, plus fixed charges, less amortization of capitalized interest. Fixed charges include interest expense and the portion of rent expense representative of the interest factor.
Our ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated has been the same as the ratio of earnings to fixed charges for each such period because we have not had any shares of preferred stock outstanding during the last five years and have, therefore, not paid any dividends on preferred stock.
USE OF PROCEEDS
Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of securities covered by this prospectus for general corporate purposes, which may include working capital needs, repayment of indebtedness, capital expenditures, funding of our subsidiaries and acquisitions. The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

DESCRIPTION OF SECURITIES
This prospectus contains summary descriptions of debt securities and preferred stock that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the applicable prospectus supplement contain the material terms of the securities being offered.
DESCRIPTION OF DEBT SECURITIES
As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that International Seaways, Inc. may issue from time to time. Debt securities offered by this prospectus will be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “Senior Indenture” to be entered into later and subordinated debt securities will be issued under a “Subordinated Indenture” to be entered into later. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” Unless the applicable prospectus supplement states otherwise, the trustee under each of the Senior Indenture and the Subordinated Indenture will be The Bank of New York Mellon.
The form of Senior Indenture and the form of the Subordinated Indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and debt securities, including the definitions therein of certain terms.
General
Debt securities will be direct unsecured obligations of International Seaways, Inc. Senior debt securities will rank equally with all of International Seaways, Inc.’s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of International Seaways, Inc.’s present and future senior indebtedness.
Because International Seaways, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent International Seaways, Inc. may be recognized as a creditor of that subsidiary. Accordingly, International Seaways, Inc.’s obligations under debt securities will be structurally subordinated to all existing and future indebtedness and liabilities of its subsidiaries, and holders of debt securities should look only to International Seaways, Inc.’s assets for payment thereunder.
The Indentures do not limit the aggregate principal amount of debt securities that International Seaways, Inc. may issue and provide that International Seaways, Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. International Seaways, Inc. may issue additional debt securities of a particular series without the consent of the holders of debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt, except as described under “Restrictive Covenants” herein.
Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:
•
the title of the series and whether they are subordinated debt securities or senior debt securities;

•
any limit on the aggregate principal amount of such debt securities;

•
the price or prices at which International Seaways, Inc. will sell such debt securities;

•
the maturity date or dates of such debt securities;

•
the rate or rates of interest, if any, which may be fixed or variable, at which such debt securities will bear interest, or the method of determining such rate or rates, if any;

•
the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•
the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•
whether the amount of payments of principal of  (and premium, if any) or interest on such debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•
the dates on which International Seaways, Inc. will pay interest on such debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•
whether the debt securities will be secured or unsecured;

•
the place or places where the principal of  (and premium, if any) and interest on such debt securities will be payable;

•
if International Seaways, Inc. possesses the option to do so, the periods within which and the prices at which International Seaways, Inc. may redeem such debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•
International Seaways, Inc.’s obligation, if any, to redeem, repay or purchase such debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which International Seaways, Inc. will redeem, repay or purchase such debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•
the denominations in which such debt securities will be issued, if other than denominations of $1,000 and integral multiples of  $1,000;

•
the portion, or methods of determining the portion, of the principal amount of such debt securities which International Seaways, Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•
the currency, currencies or currency unit in which International Seaways, Inc. will pay the principal of  (and premium, if any) or interest, if any, on such debt securities, if not United States dollars;

•
provisions, if any, granting special rights to holders of such debt securities upon the occurrence of specified events;

•
any deletions from, modifications of or additions to the Events of Default or International Seaways, Inc.’s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•
the application, if any, of the terms of the Indentures relating to defeasance and covenant defeasance (which terms are described below) to such debt securities;

•
whether the subordination provisions summarized below or different subordination provisions will apply to such debt securities;

•
the terms, if any, upon which the holders may convert or exchange such debt securities into or for International Seaways, Inc.’s preferred stock or other debt securities;

•
whether any of such debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•
any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•
the depositary for global or certificated debt securities;

•
any special tax implications of such debt securities;

•
any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to such debt securities; and

•
any other terms of such debt securities.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.
Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.
Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.
Subordination
The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the applicable prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of International Seaways, Inc.’s Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.
Under the Subordinated Indenture, “Senior Indebtedness” means all obligations of International Seaways, Inc. in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:
•
the principal of  (and premium, if any) and interest due on indebtedness of International Seaways, Inc. for borrowed money;

•
all obligations guaranteed by International Seaways, Inc. for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•
all obligations guaranteed by International Seaways, Inc. evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•
any obligations of International Seaways, Inc. as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•
all obligations of International Seaways, Inc. for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•
all obligations of International Seaways, Inc. in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•
all obligations of the types referred to above of other persons for the payment of which International Seaways, Inc. is responsible or liable as obligor, guarantor or otherwise; and

•
all obligations of the types referred to above of other persons secured by any lien on any property or asset of International Seaways, Inc. (whether or not such obligation is assumed by International Seaways, Inc.).

Senior Indebtedness does not include:
•
indebtedness or monetary obligations to trade creditors created or assumed by International Seaways, Inc. in the ordinary course of business in connection with the obtaining of materials or services;

•
indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

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any indebtedness of International Seaways, Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with International Seaways, Inc. that is a financing vehicle of International Seaways, Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by International Seaways, Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
Unless otherwise noted in the accompanying prospectus supplement, if International Seaways, Inc. defaults in the payment of any principal of  (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, International Seaways, Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.
In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on senior debt securities before the holders of subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.
If any of the following events occur, International Seaways, Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:
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any dissolution or winding-up or liquidation or reorganization of International Seaways, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

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any general assignment by International Seaways, Inc. for the benefit of creditors; or

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any other marshaling of International Seaways, Inc.’s assets or liabilities.

In such event, any payment or distribution under subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of such subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the

Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.
The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.
If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.
Events of Default, Notice and Waiver
Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:
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International Seaways, Inc.’s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

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International Seaways, Inc.’s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

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International Seaways, Inc.’s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after it receives notice of such failure;

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certain defaults with respect to International Seaways, Inc.’s or its subsidiaries debt in any aggregate principal amount in excess of  $35,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt; and

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certain events of bankruptcy, insolvency or reorganization of International Seaways, Inc. or any Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X)

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.
Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable.
Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof. Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of  (i) default in the payment of the principal of  (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of  (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.
The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to debt securities of such series.
No holder of a debt security of any series may institute any action against International Seaways, Inc. under either of the Indentures (except actions for payment of overdue principal of  (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.
The terms of the Indentures require that International Seaways, Inc. furnish annually to the trustee statements as to its compliance with all conditions and covenants under each Indenture.
Discharge, Defeasance and Covenant Defeasance
If indicated in the applicable prospectus supplement, International Seaways, Inc. may discharge or defease its obligations under each Indenture as set forth below.
International Seaways, Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of  (and premium, if any) and interest on such debt securities.
If indicated in the applicable prospectus supplement, International Seaways, Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of  (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, International Seaways, Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, International Seaways, Inc. shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. International Seaways, Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.
Modification and Waiver
Under the Indentures, International Seaways, Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. International Seaways, Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:
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extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

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reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

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change the currency in which any debt security or any premium or interest is payable;

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impair the right to institute suit for any payment on or with respect to any debt security;

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reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

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reduce the requirements contained in the Indentures for quorum or voting; or

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modify any of the above provisions.

If subordinated debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.
The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indentures which is affected by the modification or amendment to waive International Seaways, Inc.’s compliance with certain covenants contained in the Indentures.
Payment and Paying Agents
Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as International Seaways, Inc. may designate for such purpose from time to time.
Notwithstanding the foregoing, at International Seaways, Inc.’s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.
Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by International Seaways, Inc. and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by International Seaways, Inc. for debt securities of a particular series will be named in the applicable prospectus supplement. International Seaways, Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that International Seaways, Inc. will be required to maintain a paying agent in each place of payment for debt securities of a particular series.
All moneys paid by International Seaways, Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to International Seaways, Inc. upon request, and the holder of such debt security thereafter may look only to International Seaways, Inc. for payment thereof.
Denominations, Registrations and Transfer
Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.
A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:
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DTC notifies International Seaways, Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities; or

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DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

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International Seaways, Inc. determines, in its sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by International Seaways, Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.
Governing Law
The Senior Indenture, the Subordinated Indenture and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.
Relationship with the Trustees
Unless the applicable prospectus supplement states otherwise, the trustee under the Senior Indenture is, and the trustee under the Subordinated Indenture is, The Bank of New York Mellon. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies.

DESCRIPTION OF PREFERRED STOCK
General
International Seaways, Inc.’s Amended and Restated Articles of Incorporation authorizes the board of directors or a committee of the board of directors to cause preferred stock to be issued in one or more series, without stockholder action. They are authorized to issue up to 10,000,000 shares of preferred stock, without par value, and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend the Amended and Restated Articles of Incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the Amended and Restated Articles of Incorporation and Marshall Islands law. As of the date of this prospectus, there is no preferred stock outstanding.
The particular terms of any series of preferred stock offered by us will be described in the prospectus supplement relating to that series of preferred stock. Those terms relating to the series of preferred stock offered may include:
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the number of shares of the preferred stock being offered;

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the title and liquidation preference per share of the preferred stock;

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the purchase price of the preferred stock;

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the dividend rate or method for determining the dividend rate;

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the dates on which dividends will be paid;

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whether dividends on the preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

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any redemption or sinking fund provisions applicable to the preferred stock;

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any securities exchange on which the preferred stock may be listed; and

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any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to the preferred stock.

The following summary is not complete. You should refer to the certificate of designations relating to any series of preferred stock for the complete terms of that preferred stock. The certificate of designations will be filed with the SEC at the time of the offering of the preferred stock. Unless otherwise specified in the applicable prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of preferred stock we may issue in the future. Preferred stock will have no preemptive rights.
Dividend Rights
Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates set forth in the related prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the related prospectus supplement. If the board of directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.
No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.
Unless otherwise set forth in the related prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.
Rights Upon Liquidation
If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to the series of preferred stock, plus an amount equal to any accrued and unpaid dividends before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.
Redemption
Any series of preferred stock may be redeemable in whole or in part at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related prospectus supplement.
If a series of preferred stock is subject to mandatory redemption, the related prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of INSW or of third parties, as specified in the related prospectus supplement.
If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.
Conversion Rights
The related prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or debt securities.
Voting Rights
For most series of preferred stock, the holders of preferred stock will generally not be entitled to vote. Except as indicated in the related prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.
Transfer Agent and Registrar
We will appoint a transfer agent, registrar and dividend disbursement agent for the preferred stock. The registrar for the preferred stock will send notices to the holders of the preferred stock of any meeting at which those holders will have the right to elect directors or to vote on any other matter.
Permanent Global Preferred Securities
A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC (as defined herein). A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. For a description of the depositary arrangements, see “Book-Entry Issuance.” Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our capital stock, articles of incorporation and by-laws, each as amended and restated, and any references to Republic of the Marshall Islands (the “RMI”) law are not meant to be complete and are subject to, and qualified in their entirety by, reference to our amended and restated articles of incorporation (“Amended and Restated Articles of Incorporation”), a copy of which has been filed as an exhibit to our Current Report on Form 8-K dated December 2, 2016 and is incorporated by reference into the registration statement of which this prospectus forms a part, our amended and restated by-laws (“Amended and Restated By-Laws”), a copy of which has been filed as an exhibit to our Current Report on Form 8-K dated December 2, 2016 and is incorporated by reference into the registration statement of which this prospectus forms a part, and to the RMI Business Corporations Act (the “BCA”). See “Where You Can Find More Information.” These descriptions may not contain all of the information that may be important to you and should be read in conjunction with our Amended and Restated Articles of Incorporation, Amended and Restated By-Laws and applicable provisions of the BCA.
Authorized Capitalization
Our authorized capital stock consists of  (a) 100,000,000 authorized shares of common stock, no par value (the “common stock”), and (b) 10,000,000 shares of preferred stock, no par value (the “preferred stock”).
As of March 31, 2018, there were 29,123,331 shares of common stock outstanding and no shares of preferred stock outstanding.
Common Stock
The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds, based on the number of shares of common stock then held of record by such holder, subject to the preferential rights of the holders of any shares of preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share.
Our Amended and Restated Articles of Incorporation do not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors. Our Amended and Restated By-Laws provide that directors will be elected by a majority of the shares voting once a quorum is present.
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to claimants and creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock have no preemptive rights, conversion rights or other subscription rights as set out in our Amended and Restated Articles of Incorporation, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
As of March 31, 2018, there were approximately 200 holders of record of our common stock, including Cede & Co. as nominee for DTC.
Preferred Stock
The terms pursuant to which we may issue preferred stock are described above under “Description of Preferred Stock.” Preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock and the issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of us.

Anti-Takeover Effects of Provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated By-Laws and RMI Law
Our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. Examples of such provisions in our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws relating to corporate governance and the rights of stockholders, certain of which may be deemed to have a potential “anti-takeover” effect include:
Authorized but Unissued or Undesignated Capital Stock.   Our authorized capital stock consists of 100,000,000 authorized shares of common stock and 10,000,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our Amended and Restated Articles of Incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. Although our Amended and Restated Articles of Incorporation prohibits the board of directors, without the affirmative vote of at least a majority of the total voting power of our outstanding shares of capital stock entitled to vote on such matters, voting as a class, from issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Corporation more difficult or costly, the issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or our Amended and Restated Articles of Incorporation.
Action by Written Consent.   Our Amended and Restated By-Laws and Section 67 of the BCA provide that stockholder action can be taken by written consent in lieu of a meeting if all stockholders entitled to vote on the subject matter unanimously consent.
Special Meetings of Stockholders.   Our Amended and Restated By-Laws provide that special meetings of our stockholders may be called only by the President or any Vice President, by resolution of the board of directors or by holders of not less than 25% of all outstanding shares entitled to vote on the matter for which the meeting is called. Our Amended and Restated By-Laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.
Advance Notice Procedures.   Our Amended and Restated By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the immediately preceding annual meeting. In the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the annual meeting and not later than the later of 60 days prior to the annual meeting or 10 days following the public announcement of the date of the annual meeting. Our Amended and Restated By-Laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Super Majority Approval Requirements.   Our Amended and Restated By-Laws provide that our board of directors, at any regular meeting or special meeting called for the purpose, and our stockholders, at any annual meeting or special meeting called for the purpose, may make, alter, amend or repeal our Amended and Restated By-Laws. However, our board of directors may not, without the affirmative vote of a majority of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain provisions of our Amended and Restated By-Laws, including those relating to stockholder meeting quorum requirements, majority election of directors, notification of the nominations for the election of directors, special meetings of our board of directors, committees of the board of directors and amendments to the Amended and Restated By-Laws. Further, our board of directors may not, without the affirmative vote of the holders of two-thirds or more of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain other provisions of our Amended and Restated By-Laws, including those relating to the calling of special meetings by stockholders and stockholder action by written consent.
The BCA provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Amended and Restated Articles of Incorporation provides that specified provisions, including those relating to amendment of our Amended and Restated Articles of Incorporation and the procedures by which any action required or permitted to be taken by holders of common stock may be performed, may only be amended or repealed by the affirmative vote of two-thirds (2∕3) of the combined voting power of the outstanding shares of our capital stock.
The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain or discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Exclusive Forum
Our Amended and Restated By-Laws provide that unless we consent in writing to the selection of an alternate forum, the State and Federal Court located in the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees, (iii) any action asserting a claim against us arising pursuant to the BCA or (iv) any action asserting a claim against us that is governed by the bylaws, in all cases subject to the court having personal jurisdiction over the parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to the forum provisions in our Amended and Restated By-Laws.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the BCA, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the appropriate court. See “Description of Capital Stock — Exclusive Forum” above.
Stockholders’ Derivative Actions
Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Limitations on Liability and Indemnification of Officers and Directors
Under the BCA, a Marshall Islands corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or a witness in or is otherwise involved in any threatened, pending or completed action, suit, claim, inquiry or proceeding whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) and whether formal or informal, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, nonprofit or other entity, including service with respect to employee benefit plans, against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The corporation shall be required to indemnify or advance expenses to such a person in connection with a proceeding commenced by the person against the corporation only if the commencement of such proceeding was authorized in the specific case by the Board of Directors or was brought to establish or enforce a right to indemnification under the bylaws, the corporation’s articles of incorporation, any agreement, the laws of the RMI or otherwise.
To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in the BCA.
In addition, a Marshall Islands corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him or her and incurred by him or her in such capacity whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the BCA. The indemnification provisions of the BCA are not exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Our Amended and Restated Articles of Incorporation limits the liability of our directors to the fullest extent permitted by the BCA and requires that we will provide them with customary indemnification.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION
We may offer and sell the securities from time to time as follows:
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to or through underwriters or dealers for resale;

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directly to other purchasers;

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through designated agents; and

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through a combination of any of these methods of sale.

Any underwriter or agent involved in the offer and sale of our securities, and the compensation, discounts and commissions, if applicable, to be paid to such underwriter or agent, will be specified in the applicable prospectus supplement or pricing supplement.
The securities, including securities issued or to be issued by us in connection with arrangements under which we agree to issue securities to underwriters or their affiliates on a delayed or contingent basis, that we distribute by any of these methods may be sold to the public, in one or more transactions, at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to prevailing market prices; or

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negotiated prices.

In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.
Unless otherwise specified in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market, We may elect to list any of the securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.
If dealers are utilized in the sale of the securities, we may sell the securities to the dealers as principals or the dealers may act as our agents. If the dealers act as principal, they may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.
We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.
In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the prospectus supplement, and the prospectus supplement will state the commission payable to the solicitor of such offers.
Underwriters, dealers and agents, and their respective affiliates and associates, may engage in transactions with or perform services for us, or be customers of ours, in the ordinary course of business.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of any preferred stock offered hereby will be passed upon for us by Reeder & Simpson, P.C., a Marshall Islands law corporation, and the validity of any debt securities offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP.
EXPERTS
The consolidated financial statements of International Seaways, Inc. appearing in our Current Report on Form 8-K dated May 14, 2018 (including the schedule appearing therein) for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The financial statements as of December 31, 2016 and for each of the two years in the period ended December 31, 2016 incorporated in this Prospectus by reference to International Seaways, Inc.’s Current Report on Form 8-K dated May 14, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, our common stock and other information set forth herein, reference is made to the registration statement and exhibits and schedules with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is subject to, and qualified in its entirety by, reference to the applicable contract or other document filed herewith.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain a website at www.intlseas.com that contains information concerning us, including the reports we file with the SEC. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.
We also make available on our website our corporate governance guidelines, code of business conduct and ethics, insider trading policy, anti-bribery and corruption policy and charters of the audit committee, human resources and compensation committee and corporate governance and risk assessment committee of our board of directors. Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus.
We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
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Our Annual Report on Form 10-K, filed with the Commission on March 12, 2018, as updated by our Current Report on Form 8-K filed with the Commission on May 14, 2018;

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Our Quarterly Report on Form 10-Q, filed with the Commission on May 7, 2018;

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Our Proxy Statement, filed with the Commission on April 12, 2018; and

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Our Current Reports on Form 8-K, filed with the Commission on April 10, 2018; April 24, 2018; April 30, 2018; May 4, 2018 and May 14, 2018.

We also incorporate by reference any filings made with the SEC in accordance with Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information contained in such filings that is deemed “furnished” in accordance with SEC rules, unless such information is expressly incorporated herein by a reference in such filings. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
The documents incorporated by reference in this prospectus contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information included in any accompanying prospectus supplement or post-effective amendment will supersede this information.
Statements contained in this registration statement or any accompanying prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.
Our filings are available on our website at www.intlseas.com. Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. We will provide without charge to each person to whom this prospectus and any accompanying prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above that have been incorporated by reference into this prospectus and any accompanying prospectus supplement. Requests for such documents should be directed to International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016, Attention: Investor Relations, (212) 578-1645.

$
International Seaways, Inc.
% Notes due 2023

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
MORGAN STANLEYSTIFEL
JEFFERIES
Co-Manager
B. RILEY FBR

May   , 2018